UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

April 11, 2014

Dear Stockholder:

You are cordially invited to attend the 2014 Annual Meeting of Stockholders to be held on Thursday, May 22, 2014, at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015, at 10:00 a.m. Eastern Time. Our Board of Directors and Executive Management Team look forward to greeting those present. If you cannot attend in person, we are pleased to offer a live webcast of the Annual Meeting, which you can access by going to our website, www.orasure.com.

Pursuant to the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the internet, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to you on or about April 11, 2014. The Notice contains information on how to access copies of the proxy materials and vote your shares.

At the meeting, you will be asked to (i) elect three Class II Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2017; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2014 fiscal year; (iii) approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in these materials; (iv) amend the Company’s Stock Award Plan to increase the number of shares of Common Stock authorized for grant under such Plan; and (v) transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board. In addition, the Board of Directors recommends that you vote FOR the ratification of KPMG’s appointment, FOR the Company’s executive compensation, and FOR the amendment of the Stock Award Plan.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the internet, or by completing, signing, dating, and returning a paper Proxy Card. Additional details on these options can be found in the Notice sent to you and in the other proxy materials. You may, of course, attend the Annual Meeting and vote in person regardless of whether you have previously voted by phone, the internet or mail.

We look forward to seeing you at the meeting.

Sincerely,

Douglas A. Michels

President and Chief Executive Officer

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

Notice of Annual Meeting of Stockholders

to be held May 22, 2014

To the Stockholders of OraSure Technologies, Inc.:

The Annual Meeting of Stockholders of OraSure Technologies, Inc., a Delaware corporation, will be held at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015, on Thursday, May 22, 2014, at 10:00 a.m. Eastern Time, for the following purposes:

1.	To elect three Class II Directors, each to serve for a term expiring at the Company’s Annual Meeting of Stockholders in 2017;

2.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3.	To approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this Notice;

4	To amend the Company’s Stock Award Plan to increase the number of shares of Common Stock authorized under such Plan; and

5.	To consider such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Additional information is included in the Proxy Statement accompanying this Notice. Only holders of shares of our Common Stock of record at the close of business on March 28, 2014, will be entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) or postponement(s) thereof.

By Order of the Board of Directors,

Jack E. Jerrett

Secretary

April 11, 2014

Bethlehem, Pennsylvania

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, you are urged to vote your shares as promptly as possible by telephone, via the internet, or by completing, signing, dating and returning a paper Proxy Card, as described in the attached Proxy Statement. Voting by phone, the internet or mail does not deprive you of your right to attend the Meeting and to vote your shares in person.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting.

2014 Annual Meeting of Stockholders Information

Date and Time:	Thursday, May 22, 2014, beginning at 10:00 a.m. Eastern Time.
Place:	ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015.
Webcast:	A live webcast of the Annual Meeting will be available at ww.virtualshareholdermeeting.com/OSUR2014.
Record Date:	March 28, 2014.

Stockholder Voting Matters

Proposals	Board Recommendation
1) Election of Directors	FOR

2) Ratification of Independent Registered Public Accounting Firm	FOR

3) Advisory (Non-Binding) Vote to Approve Executive Compensation	FOR

4) Amend Stock Award Plan	FOR

Proposal No. 1 – Election of Directors

The following table provides summary information about each of our nominees for Class II Directors, whose terms would expire at the 2017 Annual Meeting of Stockholders:

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships			Other Current Public Boards
					AC	CC	NCGC
Ronny B. Lancaster	62	2003	Senior Vice President for Federal Government Relations of Assurant, Inc.	Yes				—

Roger L. Pringle.	73	2000	President of The Pringle Company	Yes				—

Ronald H. Spair	58	2006	CFO and COO of the Company	No				—

AC = Audit Committee	CC = Compensation Committee	NCGC = Nominating & Corporate Governance Committee

= Member	= Chair

Proposal No. 2 – Ratification of Independent Registered Public Accounting Firm

We are asking our stockholders to ratify the selection of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2014 fiscal year. Set forth below is a summary of KPMG’s fees for services provided for the years ended December 31, 2013 and 2012:

	2013	2012
Audit Fees	$660,000	$775,000
Audit-Related Fees	—	128,400
Tax Fees	160,310	119,984
All Other Fees	—	—

Total	$820,310	$960,195

Proposal No. 3 – Advisory (Non-Binding) Vote to Approve Executive Compensation

It takes commitment from all the talented people throughout our Company to manage the many facets of our business. We believe that we have the right executive team in place, and we have designed our compensation programs to enable us to attract, retain and reward our executives for delivering value to stockholders over the long-term. Therefore, we are asking our stockholders to approve, by an advisory (non-binding) vote, the compensation of our named executive officers (“NEOs”).

Our compensation programs must balance short-term results with long-term success. To fulfill this mission, we have a pay-for-performance philosophy that forms the foundation for executive compensation decisions made by our Board of Directors (the “Board”) and the Compensation Committee of the Board (the “Compensation Committee”). In addition, our compensation decisions are designed to align the interests of our executives with the interests of our stockholders and incorporate strong corporate governance principles.

The Compensation Discussion and Analysis portion of this Proxy Statement (the “CD&A”) contains a detailed description of our executive compensation philosophy and program, the compensation decisions the Board and Compensation Committee have made under that program and the factors considered in making those decisions, focusing on the compensation of our NEOs for the year ended December 31, 2013, who were:

•	Douglas A. Michels, President and Chief Executive Officer;

•	Ronald H. Spair, Chief Financial Officer and Chief Operating Officer;

•	Stephen R. Lee, Ph.D., Former Executive Vice President and Chief Science Officer;

•	Anthony Zezzo, II, Executive Vice President, Marketing and Sales; and

•	Jack E. Jerrett, Senior Vice President, General Counsel and Secretary.

At our 2013 Annual Meeting of Stockholders, we did not receive a majority vote approving the compensation paid to our NEOs for the 2012 fiscal year as disclosed in our 2013 Proxy Statement. The Board and our management take seriously the results of each “say-on-pay” (“SOP”) vote and the views of our stockholders regarding executive compensation. Accordingly, following that vote we instituted an outreach effort to contact our stockholders in order to obtain their views on the reasons for the vote and to solicit their input on other aspects of our compensation practices. The CD&A provides additional detail regarding the results of this outreach effort, the input received from our stockholders and the important actions we have taken in response to that input.

We believe that all components of our executive compensation program are strongly tied to performance of both the Company and our executives. These components consist of the following:

Base Salary	Salaries are based on position relative to market and individual performance and contribution.

Annual Cash Incentive Bonus	Annual incentive cash bonuses reflect market-based targets and are contingent upon (i) achievement of corporate financial and other objectives, which are used to determine overall bonus pool funding, and (ii) the executive’s individual performance against pre-determined objectives, which are used to determine individual bonus payouts.

Long-term Incentive Plan (LTIP)	Long-term incentive equity compensation reflects market-based targets with the value of individual awards contingent upon the executive’s individual performance against pre-determined objectives. Moreover, over half of the value of equity awards to executives consists of stock options, which provide no value to executives unless our stock price increases after the date of grant.

Compensation awarded to our executives for 2013 was closely aligned with performance. The Company’s financial results for 2013 were strong and represented a substantial improvement over 2012. Specifically, our 2013 consolidated net revenues reached a record high and grew by 13% over 2012, which contributed to a 26% reduction in our consolidated net loss for the year. A particularly strong performing segment was our molecular collection systems business, which delivered revenues 43% higher in 2013 than in 2012. We also generated an incremental $8.4 million in cash from operations in 2013 compared to 2012, which substantially improved our cash balance at the end of 2013 compared to year-end 2012.

Despite this strong performance, the compensation paid to our NEOs for the 2013 fiscal year changed only modestly from the year-ago levels. In fact, the 2013 compensation to Mr. Michels, our President and CEO, and Mr. Spair, our Chief Operating Officer and Chief Financial Officer, declined when compared to 2012. We believe these compensation levels are reasonable, and in fact are conservative, given the substantially improved financial performance during 2013.

We believe many features of our compensation program illustrate our commitment to pay-for-performance, strong alignment of our executives’ interests with those of our stockholders and strong corporate governance. These features are summarized below:

•

Performance Mix:    The vast majority of our NEOs’ compensation is performance-based. For example, approximately 73% of Mr. Michels’ 2013 compensation consisted of an incentive cash bonus and long-term incentive equity awards, which are awarded based on Company and/or individual performance. For the other NEOs, almost 60% of their aggregate 2013 compensation consisted of this same performance-based compensation.

•

Diversified Portfolio:    Our executive compensation consists of a mix of cash/equity, fixed/variable and short-term/long-term compensation. Equity awards consist of a mix of restricted stock (40%) and stock options (60%).

•

Performance Value of Options:    Because stock options only provide value to executives if the price of our stock increases after the date of grant, the issuance of 60% of an executive’s annual equity award as stock options means that the realizable value of long-term equity awards provided to executives is heavily weighted and dependent on the Company’s future performance.

•

Long-Term Focus:    Equity awards are subject to long-term vesting requirements, with restricted shares vesting over 3 years and stock options vesting over a minimum of 4 years. Structuring our equity awards in this manner helps align the interests of our executives with the interests of our stockholders.

•

Prudent Benchmarking:    The total compensation paid to executives is targeted at the 50th percentile of a peer group of comparable companies with an opportunity to earn up to the 75th percentile based on achievement of performance objectives. In response to feedback related to the 2013 SOP vote, we modified our peer group in 2013 to consist of companies in the medical diagnostic, healthcare and biotech industries more comparable in size to the Company based on total revenues and market value.

•

No 280G Excise Tax Gross-Ups or Modified Single-Triggers Going Forward:    Since 2005, we have followed a policy that any new employment agreement with an executive will not provide for the gross-up of excise tax obligations under Section 280G of the Internal Revenue Code or a “modified single trigger” under which the executive can voluntarily leave the Company after a change of control and receive severance even though there has been no adverse impact on the executive’s compensation or level of responsibilities.

•

Independent Compensation Consultants:    The Board and Compensation Committee regularly utilize independent compensation consultants to provide compensation advice, including competitive assessments of our program compared to compensation paid to executives at the peer group of comparable medical diagnostic and healthcare companies.

•

Recoupment Policy:    Our Board has adopted a compensation recoupment or “clawback” policy, under which the Board or Compensation Committee may recover excess compensation paid to our executives if our financial statements are restated due to misconduct by that executive.

•

Stock Ownership Guidelines:    Messrs. Michels and Spair, and each non-employee member of the Board, are subject to stock ownership guidelines, measured as a multiple of annual base salary or cash fees, as applicable. In addition, each of these individuals is required to retain 25% of the shares received upon the vesting of restricted shares or the exercise of stock options until that individual complies with the applicable ownership multiple.

•	No Repricing: Our Stock Award Plan prohibits both the repricing and repurchase of under-water stock options or other equity awards without stockholder approval.

•	No Perquisites: We do not provide executives with any perquisites that are not offered to all employees of the Company.

•	Risk Review Process: We regularly assess the risks associated with our compensation programs.

•

Anti-Hedging and Pledging Policy:    Employees and non-employee Directors are prohibited from engaging in hedging activities to offset fluctuations in their stock holdings or pledging their shares as collateral.

Proposal No. 4 – Amendment to Stock Award Plan

In order to enable the Company to continue to attract qualified Directors, officers, employees and outside advisors and to compensate its Directors, officers, employees and advisors in a manner that is competitive with compensation provided by other medical diagnostic and healthcare companies, the Board determined that additional shares of Common Stock would need to be authorized for grants under the Company’s Stock Award Plan. In addition, the Board wants to ensure that sufficient shares are available if needed to provide retention or other equity awards in connection with potential acquisitions or other business development activities.

Accordingly, subject to stockholder approval, the Board approved an amendment to the Award Plan to increase the number of authorized shares by 4,000,000 shares. As a result of this increase, there will be a total of 4,853,512 shares available under the Stock Award Plan on or after March 28, 2014, subject to stockholder approval. The amendment also provides that any shares granted pursuant to the Stock Award Plan as “full value” shares (i.e. Restricted Awards, Performance Awards or other stock-based Awards) shall be counted against the total available shares on the basis of one and a half shares for every such “full value” share granted.

ORASURE TECHNOLOGIES, INC.

220 East First Street

Bethlehem, Pennsylvania 18015

PROXY STATEMENT

General Information

We are providing these Proxy Materials to stockholders of OraSure Technologies, Inc., a Delaware corporation (as used herein, “we,” “us,” “our” or the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 22, 2014, at 10:00 a.m. Eastern Time, at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”).

As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the matters described in this Proxy Statement. For your convenience, we are pleased to offer a live webcast of our Annual Meeting which you can access by going to www.virtualshareholdermeeting.com/OSUR2014. The webcast will end after the formal portion of the meeting is adjourned and will not include the presentation by management or the question and answer session provided for those present in person at the Annual Meeting.

Internet Availability of Proxy Materials

We are furnishing Proxy Materials, including this Proxy Statement, the Proxy Card and the Company’s Annual Report to Stockholders for the year ended December 31, 2013 (“2013 Annual Report”), to our stockholders by providing access to such documents on the internet in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). On or about April 11, 2014, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder at the holder’s address of record, indicating that this Proxy Statement is now available to our stockholders of record entitled to vote at the Annual Meeting. All stockholders and beneficial holders have the ability to access a copy of our Proxy Materials on the internet at the website referred to in the Notice. Stockholders will not receive printed copies of the Proxy Materials unless they request those copies. The Notice also instructs stockholders as to how to submit a Proxy through the internet. If you would like to receive a paper or e-mail copy of your Proxy Materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these Proxy Materials and soliciting votes. If you choose to access the Proxy Materials and/or vote over the internet, you are responsible for any internet access charges you may incur.

Stockholders with Shared Addresses

SEC rules permit us to deliver only one copy of the Notice or a single set of proxy materials to multiple stockholders sharing the same address. Upon written or oral request, we will deliver separate Notices and/or copies of our 2013 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of the Notice was delivered. Stockholders may notify the Company of their requests by calling or writing us at OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015; (610) 882-1820.

Meeting Admission

If you plan to attend the Annual Meeting, please bring your Notice or Proxy Card or a recent broker statement as proof of ownership of your shares as of the March 28, 2014 record date for the Annual Meeting. You will be required to present these materials as well as a valid photo identification in order to be admitted to the Annual Meeting. Company representatives will have the authority to determine whether these admission procedures have been followed and whether you will be granted admission to the Annual Meeting. Additional meeting procedures will be provided at the entrance to the Annual Meeting. Only the Company’s stockholders will be granted in person access to the Annual Meeting. Members of the media and of the general public will not be granted access.

Proxies

If represented by a properly executed Proxy, whether delivered by phone, the internet or mail, as described below, your shares will be voted in accordance with your instructions. If you do not provide instructions with your Proxy, your shares will be voted according to the recommendations of our Board as stated on the Proxy. You may revoke the authority granted by your Proxy at any time before the Annual Meeting by notice in writing delivered to the Secretary of the Company, by delivering a subsequently dated Proxy, or by attending the Annual Meeting, withdrawing the Proxy and voting in person.

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting. If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

Solicitation of proxies is made on behalf of the Board. The cost of soliciting Proxies will be borne by us. In addition to solicitations by e-proxy and/or by mail, certain of our Directors, officers and regular employees may solicit Proxies personally or by telephone or other means without additional compensation. We have also engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to provide proxy solicitation services at an estimated fee of $6,500 plus expenses.

Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

Voting Procedures

You will have a choice of voting via the internet, over the telephone or by completing and mailing a paper Proxy Card, as described below.

Voting via the Internet or by Telephone.    If you desire to vote online via the internet or by telephone prior to the Annual Meeting, you should go to www.proxyvote.com or call the toll free number indicated on the Proxy Card or Notice. You may vote via the internet or by telephone provided you do so by 11:59 pm Eastern Time (8:59 pm Pacific Time) on May 21, 2014. Stockholders who attend the Annual Meeting via the internet may vote their shares at that time up to and during the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/OSUR2014.

The telephone and internet voting procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly. If you vote via the internet, you should understand that you will be responsible for any costs associated with this method of voting, such as usage charges from internet access providers and telephone companies.

Voting by Mail.    If you desire to vote by using a paper Proxy Card instead of by telephone or via the internet, you will need to either print a copy of the Proxy Card from the website indicated in your Notice or follow the instructions in your Notice to request that a paper copy be sent to you. You will then need to complete, sign, date and return the Proxy Card to the Company, as described on the Proxy Card.

Submitting a Proxy via the internet, over the telephone or by mail will not affect your right to withdraw your Proxy and vote in person at the Annual Meeting, provided that you follow the admission procedures described above.

Voting of Shares

On March 28, 2014, the record date for determining stockholders entitled to vote at the Annual Meeting, we had outstanding 56,607,650 shares of common stock, par value $0.000001 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on any matter brought before the Annual Meeting. A majority of the shares of Common Stock outstanding as of the record date, represented in person or by Proxy at the Annual Meeting, will constitute a quorum for the transaction of business.

Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached at the Annual Meeting. Because abstentions will be included in tabulations of the votes entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matters which the broker has not expressly voted. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions on how to vote the shares from the beneficial owner. Discretionary voting by a broker or other nominee is not permitted in connection with the election of Directors, the advisory vote regarding the Company’s executive compensation or the amendment to our Stock Award Plan. Thus, if your broker or nominee does not receive instructions from you, a broker non-vote will occur and your shares will not be voted on these matters.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of March 28, 2014, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding, (b) each Director and nominee for election as Director, (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement under “Executive Compensation,” and (d) all of our Directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options held by that person that are exercisable within 60 days of March 28, 2014 are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent of Class
Wells Fargo & Company[3] 420 Montgomery Street San Francisco, CA 94104	8,362,141	14.8%

BlackRock, Inc.[4] 40 East 52nd Street New York, NY 10022	6,208,790	11.0%

Orbimed Advisors LLC[5] Orbimed Capital LLC Samuel D. Isaly 601 Lexington Avenue 54th Floor New York, New York 10022	4,988,000	8.8%

Douglas A. Michels	1,362,432	2.4%

Ronald H. Spair[6]	685,129	1.2%

Roger L. Pringle[7]	316,426	*

Stephen R. Lee, Ph.D.[6]	257,433	*

Douglas G. Watson	234,539	*

Anthony Zezzo II	223,881	*

Jack E. Jerrett	194,372	*

Charles W. Patrick[6]	151,177	*

Michael Celano	136,244	*

Ronny B. Lancaster	83,368	*

Gerald M. Ostrov	66,359	*

Stephen S. Tang, Ph.D.	63,874	*

All Directors and executive officers as a group (14 people)	3,938,313	6.7%

*Less than 1%

(1)	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

(2)	Includes shares subject to options exercisable within 60 days of March 28, 2014, as follows: Mr. Michels, 701,632 shares; Mr. Spair, 441,901 shares; Dr. Lee, 217,984 shares; Mr. Pringle, 195,552 shares; Mr. Watson, 110,000 shares; Mr. Jerrett, 146,939 shares; Mr. Lancaster, 50,000 shares; Mr. Patrick, 70,000 shares; Mr. Celano, 70,000 shares; Dr. Tang, 40,000 shares; Mr. Zezzo, 126,485 shares; Mr. Ostrov, 40,000 shares; and all Directors and executive officers as a group, 2,318,140 shares. Also includes unvested restricted shares, as follows: Mr. Michels, 155,635 shares; Mr. Spair, 75,040 shares; Mr. Pringle, 17,505 shares; Mr. Watson, 26,258 shares; Mr. Jerrett, 31,320 shares; Mr. Lancaster, 17,505 shares; Mr. Patrick, 17,505 shares; Mr. Celano, 17,505 shares; Dr. Tang, 17,505 shares; Mr. Zezzo, 40,186 shares; Mr. Ostrov, 17,505 shares; and all Directors and executive officers as a group, 461,474 shares.

(3)	Based on information contained in a Schedule 13G/A filed January 28, 2014 by Wells Fargo & Company (“Wells Fargo”), on behalf of certain of its subsidiaries. Wells Fargo has shared voting power with respect to 8,361,771 shares, sole voting power with respect to 2 shares, shared dispositive power with respect to 8,362,139 shares and sole dispositive power with respect to 2 shares.

(4)	Based on information contained in a Schedule 13G/A filed January 9, 2014, by BlackRock, Inc. (“BlackRock”) on behalf of certain of its subsidiaries. BlackRock has sole voting power with respect to 6,047,705 shares and sole dispositive power with respect to 6,208,790 shares.

(5)	Based on information contained in a Schedule 13G/A filed February 13, 2014 by OrbiMed Advisors LLC (“OMA”), OrbiMed Capital LLC (“OMC”) and Samuel D. Isaly. OMA has shared voting and dispositive power with respect to 2,226,800 shares, OMC has shared voting and dispositive power with respect to 2,761,200 shares, and Mr. Isaly has shared voting and dispositive power with respect to 4,988,000 shares.

(6)	Includes restricted shares contributed by the recipient to the OraSure Technologies, Inc. Deferred Compensation Plan, as follows: Mr. Spair, 78,882 shares; Dr. Lee, 19,476 shares; and Mr. Patrick, 17,505 shares.

(7)	Includes 1,500 shares owned by Mr. Pringle’s spouse.

Corporate Governance

Board Operation and Leadership Structure

The Board has adopted Corporate Governance Principles which, along with the Charters for each of its Committees and the Company’s Code of Business Conduct and Ethics, provide a framework for the governance of the Company. The Company’s Corporate Governance Principles address matters such as the responsibilities and composition of the Board, Director independence and the conduct of Board and Committee meetings. The Company’s Code of Business Conduct and Ethics sets forth guiding principles of business ethics and certain legal requirements applicable to all Company employees and non-employee Directors. Copies of the current Corporate Governance Principles and Code of Business Conduct and Ethics are available at the Company’s website, www.orasure.com.

Independent Chairman

Currently, the Company’s Chief Executive Officer does not hold the position of Chairman of the Board as the Company believes it is appropriate for the Board to be led by an individual who is independent of management. Mr. Watson has served as the Chairman of our Board since March 2003. In the future, however, the Board may reconsider whether its Chief Executive Officer should also serve as Board Chairman.

Director Independence

Our Corporate Governance Guidelines require, among other things, that a majority of the members of the Board meet the independence requirements of the SEC and The NASDAQ Stock Market (“NASDAQ”), on which our Common Stock is listed. Each year our Board, with assistance from the Nominating and Corporate Governance Committee, conducts a review of Director independence. The most recent annual review occurred in the first quarter of 2014, during which the Board considered transactions and relationships, if any, between each Director or any member of such Director’s immediate family and the Company. As a result of this review, the Board determined that Michael Celano, Ronny B. Lancaster, Gerald M. Ostrov, Charles W. Patrick, Roger L. Pringle, Stephen S. Tang, Ph.D., and Douglas G. Watson are “independent,” as that term is defined in the applicable rules of NASDAQ and the SEC. Only Douglas A. Michels and Ronald H. Spair were determined by the Board not to be independent because they are executive officers of the Company. Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors.

Oversight of Risk Management

As part of its oversight of the Company’s operations, the Board and Audit Committee monitor the management of risks by the Company’s executives. The Audit Committee reviews the risks that the Company may face and receives reports from senior management on the nature of these risks and the procedures and processes in place to manage and mitigate such risks. Substantive areas of risk reviewed by the Audit Committee include financial, legal compliance, operational, information technology and employment risks. The Audit Committee provides a report to the full Board on the matters covered during each of its meetings, including its risk monitoring activities. In addition, senior management provides periodic reports to the full Board on the major risks facing the Company and the processes and procedures in place to manage such risks. Management also conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program, as described in greater detail in the Section of this Proxy Statement entitled, “Compensation Risk Assessment.”

Board Meetings

The Board held eight meetings and acted by written consent on one occasion during the fiscal year ended December 31, 2013. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the committees of the Board on which such member served during the period in the year in which he served as a Director.

Annual Meeting Attendance and Stockholder Communications

The Board has approved a policy concerning Board members’ attendance at our annual meeting of stockholders and a process for security holders to send communications to members of the Board. Descriptions of the Board’s policy on annual meeting attendance and the process for security holders to send communications to the Board are provided on our website, at www.orasure.com. As a general matter, each Board member is expected to attend each annual meeting of stockholders and the Board’s annual organizational meeting is typically scheduled to follow each annual meeting of stockholders.

Our 2013 Annual Meeting of Stockholders was attended by all members of the Board.

Committees of the Board

The Board currently has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Members of these committees are each “independent,” as defined in the Exchange Act and NASDAQ rules applicable to such Committees. In addition, the Board has determined that Mr. Celano is an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. Each committee operates pursuant to a written charter, copies of which are available on our website, www.orasure.com. The following provides additional information with respect to each standing committee:

Audit Committee

Michael Celano, Chairman Charles W. Patrick Stephen S. Tang, Ph.D. Douglas G. Watson	The Audit Committee oversees the Company’s accounting and financial reporting process, internal controls and audits, and consults with management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee: (i) appoints, evaluates and retains our independent registered public accounting firm; (ii) maintains direct responsibility for the compensation, termination and oversight of our independent registered public accounting firm; (iii) evaluates the independent registered public accounting firm’s qualifications, performance and independence; (iv) approves all services provided to the Company by the independent registered public accounting firm; and (iv) maintains procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee met eight times during the fiscal year ended December 31, 2013.

Compensation Committee

Roger L. Pringle, Chairman Ronny B. Lancaster Gerald Ostrov Stephen S. Tang, Ph.D. Douglas G. Watson	The primary responsibility of the Compensation Committee is to assist the Board in overseeing all types of compensation for our officers and non-employee Directors. Our compensation philosophy is to (i) reward executive officers for performance; (ii) align the interests of our executives with the interests of our stockholders; (iii) provide long-term incentives for our executive officers; and (iv) set compensation at levels sufficient to attract, retain and motivate high quality executives and to motivate them to contribute to our success. Except as prohibited by law, the Compensation Committee is authorized to delegate any of its responsibilities to subcommittees or individual members, as the Compensation Committee deems appropriate. A further discussion of our process for determining executive officer compensation is set forth in the “Compensation Discussion and Analysis” Section of this Proxy Statement. The Compensation Committee met nine times and acted by written consent on one occasion during the fiscal year ended December 31, 2013.

Nominating and Corporate Governance Committee

Ronny B. Lancaster, Chairman Michael Celano Charles W. Patrick Roger L. Pringle	The Nominating and Corporate Governance Committee of the Board identifies, evaluates and recommends to the Board candidates for election or re-election to the Board and administers our Corporate Governance Guidelines. In evaluating candidates for the Board, the Nominating and Corporate Governance Committee will consider individuals recommended by members of the Nominating and Corporate Governance Committee or the Board of Directors, officers or employees of the Company, the Company’s security holders and other business contacts. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by security holders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the security holder makes a recommendation in accordance with the advance notification provisions set forth in the Company’s By-laws. Although there is no formal policy governing Board diversity, the Nominating and Corporate Governance Committee considers diversity and other factors in evaluating new candidates for the Board. The term diversity is used broadly to include not only race, gender and national origin, but also any other factors determined to be relevant by the Nominating and Corporate Governance Committee based on the needs of the Board and Company, including independence, integrity, knowledge, judgment, character, leadership skills, education, industry experience, financial literacy, technical background, specialized expertise, and standing in the community. In evaluating incumbent Directors for re-election, the Nominating and Corporate Governance Committee considers that Director’s background, experience and overall service to the Company, including the number of meetings attended, level of participation, quality of performance and other factors deemed relevant by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met four times during the fiscal year ended December 31, 2013.

Use of Compensation Consultants

On an as-needed basis, the Compensation Committee retains independent compensation consultants to provide advice and assist in evaluating and structuring our executive compensation program and making compensation decisions. A further discussion of the use of compensation consultants in the process for determining executive officer compensation for 2013 is set forth in the “Compensation Discussion and Analysis” Section of this Proxy Statement.

Nomination of Directors

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of the stockholder and such beneficial owner; (ii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by such stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iii) a description of any arrangements or understandings between such stockholder and beneficial owner and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner or with respect to actions to be proposed or taken by such nominee if elected as a Director; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or may otherwise be required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

Insider Trading

We have a policy designed to prevent any trading in the Company’s Common Stock or other securities by a person while such person is in possession of material nonpublic information. This policy applies to Directors, executive officers and all other employees of the Company. The policy prohibits trading in the Company’s securities on the basis of material nonpublic information, requires preapproval for Directors, executive officers and all other employees of the Company of transactions in Company securities and establishes regular trading windows after each calendar quarter following the Company’s announcement of its quarterly financial results.

Prohibition Against Short Sales, Hedging and Pledging

We believe it is inappropriate for any employee or member of the Board to engage in short-term or speculative transactions involving Company securities. As a result, our insider trading policy prohibits Directors, executive officers and all other employees of the Company from entering into these types of transactions involving our Common Stock, including short sales, the buying or selling of puts or calls, the purchase of securities on margin, prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar financial instruments. Our policy also prohibits employees and Directors from pledging shares of our Common Stock as collateral.

Stock Ownership and Retention Guidelines

The Board has adopted stock ownership and retention guidelines applicable to the Company’s President and Chief Executive Officer, its Chief Financial Officer and Chief Operating Officer, and all non-employee members of the Board. Under these guidelines, the covered individuals must meet the following ownership requirements, expressed either as a multiple of base salary (in the case of Company officers) or annual cash fees (in the case of Board members):

Covered Individual	Multiple of Base Salary or Director Fees
President and Chief Executive Officer	2x
Chief Financial Officer and Chief Operating Officer	1x
Non-Employee Directors	1x

Any individual who was covered by the guidelines at the time of adoption was required to be in compliance on the adoption date. Any individual who becomes subject to the guidelines following adoption is required to meet the guidelines within five years. Any individual already subject to the guidelines who becomes subject to a higher ownership requirement, either due to a promotion or increase in compensation, is required to meet the new ownership requirement within three years following the effective date of the change in compensation or, if later, the end of the original five-year period. In determining whether an individual meets the required ownership requirement, shares owned directly or indirectly, restricted shares, and shares deferred under our deferred compensation plan will be counted. Compliance will be determined as of December 31 of each fiscal year. The guidelines also require each covered individual to retain at least 25% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the individual’s holdings of Common Stock equal or exceed the applicable ownership requirement. As of December 31, 2013, all covered officers and non-employee Directors were in compliance with the stock ownership guidelines.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including monitoring (1) the participation of management and the outside independent registered public accounting firm in the financial reporting process,

(2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements and (4) the qualifications, independence and performance of the outside independent registered public accounting firm. The Audit Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Audit Committee is composed of four (4) non-employee directors and operates pursuant to a Charter that was last amended and restated by the Board on February 12, 2013 (which can be found on the Company’s website at www.orasure.com).

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management, which included a discussion of not only the quality, but also the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their audit and their judgments regarding the Company’s accounting policies. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed under applicable standards, including those in Public Company Accounting Oversight Board Auditing Standard No. 16, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2014. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

SUBMITTED BY THE AUDIT COMMITTEE OF THE COMPANY’S BOARD OF DIRECTORS

Michael Celano, Chairman

Charles W. Patrick

Stephen S. Tang, Ph.D.

Douglas G. Watson

March 5, 2014

Executive Officers

The table below provides information about the executive officers of the Company as of March 28, 2014. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Douglas A. Michels	57	President and Chief Executive Officer
Ronald H. Spair	58	Chief Financial Officer and Chief Operating Officer
Stephen R. Lee, Ph.D.	54	Former Executive Vice President and Chief Science Officer
Anthony Zezzo II	60	Executive Vice President, Marketing and Sales
Jack E. Jerrett	55	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	50	Senior Vice President, Finance, Controller and Assistant Secretary
Eric Whitters, Ph.D.	53	Senior Vice President, Research and Development, Regulatory, Quality and Clinical Affairs

Douglas A. Michels has been the Company’s President and Chief Executive Officer since June 2004. Prior to that, Mr. Michels served as Group Vice President, Global Marketing of Ortho-Clinical Diagnostics, President of Ortho-Clinical Diagnostics International, and President of Johnson & Johnson Healthcare Systems, Inc. Earlier in his career, Mr. Michels held various sales and marketing positions of increasing responsibility within the Johnson & Johnson family of companies and with the Diagnostics Division of Abbott Laboratories. Mr. Michels received a B.S. degree in Public Health Administration from the University of Illinois and an M.B.A. from Rutgers University. Mr. Michels also serves on the Presidential Advisory Council on HIV/AIDS (PACHA) and on the board of directors of West Pharmaceutical Services, Inc.

Ronald H. Spair has been the Company’s Chief Financial Officer and Chief Operating Officer since September 2006 and served as Executive Vice President and Chief Financial Officer since November 2001. Prior to that time, Mr. Spair served as Chief Financial Officer for various companies in the pharmaceutical industry, including Delsys Pharmaceutical Corporation, SuperGen, Inc., and Sparta Pharmaceuticals, Inc. Mr. Spair received both his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant, a Chartered Global Management Accountant, a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants and a member of the board of Pennsylvania Bio.

Stephen R. Lee, Ph.D. served as the Company’s Executive Vice President and Chief Science Officer from September 2005 until his retirement on February 28, 2014. Prior to joining the Company, Dr. Lee held senior research and development positions with Ortho-Clinical Diagnostics, a Johnson & Johnson company. Dr. Lee has had responsibility for or direct involvement in the development of over 40 major diagnostic assays, in such areas as infectious disease, cardiology, oncology and other conditions. While at Ortho, he was awarded the Johnson Medal, Johnson & Johnson’s highest award for research and development. Dr. Lee received a BSc. in Biochemistry from Sheffield University (U.K.) in 1981 and a Ph.D. degree in Biochemistry from Cardiff University (U.K.) in 1985.

Anthony Zezzo II has been the Company’s Executive Vice President, Marketing and Sales since January 2011. From 2004 to December 2010, Mr. Zezzo was Vice President, North American Sales and Marketing at the Ortho-Clinical Diagnostics Division of Johnson & Johnson. Prior to that time, Mr. Zezzo held a series of increasingly responsible sales and marketing positions within Johnson & Johnson. Mr. Zezzo received his B.A. in Political Science from Grove City College.

Jack E. Jerrett has been the Company’s Senior Vice President and General Counsel since February 2003 and served as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett worked as an Associate at Morgan, Lewis & Bockius and held positions of increasing legal responsibilities with companies in the transportation and energy industries. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Mark L. Kuna has been the Company’s Senior Vice President, Finance and Controller since September 2006, and served as Vice President and Controller since February 2003 and as Controller since February 2001. Mr. Kuna has also served as the Company’s Assistant Secretary since May 2002 and provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as an accountant with Deloitte and Touche and held senior accounting and management positions with companies in the petrochemical, manufacturing, and telecommunications industries. Mr. Kuna received his B.S. in Accounting from the University of Scranton and is a licensed Certified Public Accountant, a Chartered Global Management Accountant, and a member of the Pennsylvania and American Institutes of Certified Public Accountants.

Eric Whitters, Ph.D. has been the Company’s Senior Vice President, Research and Development, Regulatory, Quality and Clinical Affairs since March 2014 and served as Director, Research and Development since November 2012. Prior to that time, Dr. Whitters worked at Novartis Diagnostics, serving as Vice President, Research & Development and Vice President, Research. Prior to joining Novartis, Dr. Whitters held several product development positions at Siemens Healthcare Diagnostics and Diagnostics Products Corporation. Dr. Whitters received his B.A. in Biology from St. Olaf College and his Ph.D. and MS in Microbiology from the University of Illinois. He is a member of the American Association of Clinical Chemistry.

Transactions With Related Persons

Since January 1, 2013, there have been no transactions with related persons which would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. The Audit Committee may approve a related party transaction if the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party. The Audit Committee also reviews any public disclosures of a related party transaction contained in our SEC filings. These responsibilities are described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment and severance agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and Directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons who are employees and Directors of the Company in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the SEC and the NASDAQ. Based solely on a review of the copies of forms filed by or on behalf of the Reporting Persons and on written representations (if any) from each of the Reporting Persons, we believe that all Reporting Persons complied on a timely basis with all applicable filing requirements with respect to the 2013 fiscal year.

Proposal No. 1. Election of Directors

Background

At the Annual Meeting, you will be asked to vote on the election of three Directors. A majority of the independent members of the Board have nominated Ronny B. Lancaster, Roger L. Pringle and Ronald H. Spair for election as Class II Directors, for terms expiring at the Annual Meeting of Stockholders in 2017.

Each of the nominees for election as Directors is presently a member of our Board and has consented to continue to serve if re-elected to the Board. Mr. Lancaster joined the Board in 2003, is currently Chairman of the Nominating and Corporate Governance Committee, and serves as a member of the Compensation Committee. Mr. Pringle joined the Board in 2000, is Chairman of the Compensation Committee and serves as a member of the Nominating and Corporate Governance Committee. Mr. Spair joined the Board in 2006 and is the Company’s Chief Financial Officer and Chief Operating Officer.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting, including the particular experience, qualifications, attributes and skills they possess that led to the conclusion that they should serve as a Director, is set forth below.

Name	Principal Occupation	Age	Director Since
Class I (Directors Whose Terms Expire in 2016):
Gerald M. Ostrov	Former Chairman and CEO of Bausch & Lomb	64	2011
Stephen S. Tang, Ph.D.	President and Chief Executive Officer of The University City Science Center	53	2011
Douglas G. Watson	Chief Executive Officer of Pittencrieff Glen Associates	69	2002

Class II (Nominees for Terms Expiring in 2017):
Ronny B. Lancaster	Senior Vice President for Federal Government Relations of Assurant, Inc.	62	2003
Roger L. Pringle	President of The Pringle Company	73	2000
Ronald H. Spair	Chief Financial Officer and Chief Operating Officer of the Company	58	2006

Class III (Directors Whose Terms Expire in 2015):
Michael Celano	Chief Financial Officer of Drugscan, Inc.	55	2006
Douglas A. Michels	President and Chief Executive Officer of the Company	57	2004
Charles W. Patrick	Principal, Patrick Consulting	59	2006

Gerald M. Ostrov became a member of the Board in November of 2011. Mr. Ostrov most recently served as Chairman and CEO of Bausch & Lomb from 2008 through 2010. Prior to this position, Mr. Ostrov spent the majority of his career with Johnson & Johnson where he held the position of Company Group Chairman responsible for the Worldwide Vision Care businesses for nearly eight years. Earlier in his career, he held executive positions responsible for consumer personal care and pharmaceutical products at Johnson & Johnson and at Ciba-Geigy. Mr. Ostrov earned a B.S. in Industrial Engineering and Operations Research from Cornell University and an M.B.A. from Harvard University and serves on the board of directors of Oramed Pharmaceuticals Inc. Mr. Ostrov’s long and distinguished business career and in particular his extensive experience in marketing consumer products, led to the conclusion that he should serve on the Company’s Board.

Stephen S. Tang, Ph.D., became a member of the Board in April 2011. Since January 2008, Dr. Tang has served as President and Chief Executive Officer of The University City Science Center, an urban research park and business incubator owned by over thirty leading universities, medical schools and health networks in the greater Philadelphia, Pennsylvania area. Prior to that, Dr. Tang held senior management and business development positions with several firms in the life sciences industry, including Olympus America, Inc., Millennium Cell Inc. and A.T. Kearney Inc. Dr. Tang holds a B.S. degree in Chemistry from The College of William and Mary, an M.S. degree and Ph.D. in Chemical Engineering from Lehigh University and an MBA from The Wharton School of Business at the University of Pennsylvania. Dr. Tang’s extensive business experience, and in particular his experience in the life sciences industry and with strategic and business development matters, led to the conclusion that he should serve on the Company’s Board.

Douglas G. Watson became a member of the Board in May 2002 and became Chairman of the Board in March 2003. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G., President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the boards of directors of Dendreon Corporation, Delcath Systems Inc. and Wright Medical Group Inc. and previously served on the boards of directors of BioMimetic Therapeutics, Inc., Engelhard Corporation, Genta Inc., Javelin Pharmaceuticals Inc., Novartis Corporation, InforMedix Inc., BioElectronics Inc. and Summit Bank Corporation. Mr. Watson’s long business career and executive-level management experience in the pharmaceutical industry, his financial and accounting expertise and his service on the Boards and Board Committees of other private and public companies led to the conclusion that he should serve on the Company’s Board.

Ronny B. Lancaster became a member of the Board in May 2003. Mr. Lancaster has served as Senior Vice President, Federal Government Relations of Assurant, Inc., a provider of specialty insurance and insurance-related products and services since September 2005. Prior to that, Mr. Lancaster served as Chief Operating Officer of the Morehouse School of Medicine, Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services, General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, and Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management. Mr. Lancaster received his B.A. in Economics from the Catholic University of America, his M.B.A. from the Wharton School of the University of Pennsylvania, and his J.D. degree from The Georgetown University Law Center. He is admitted to the Bars of Pennsylvania and the District of Columbia. Mr. Lancaster previously served on the board of directors of Immucor, Inc. Mr. Lancaster’s expertise in government affairs and political matters, his extensive medical and healthcare experience and his legal training led to the conclusion that he should serve on the Company’s Board.

Roger L. Pringle has served on the Board since September 2000, when the Company was formed by the merger of Epitope, Inc. (“Epitope”) and STC Technologies, Inc. Prior to that, Mr. Pringle served as Chairman of the Board and a member of the Board of Directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope. Mr. Pringle is the President of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon, which was founded in 1976. Mr. Pringle currently serves on the board of directors of Prolifiq Software, Inc. and previously served on the boards of directors of Bank of the Northwest, Metro One Telecommunications Inc. and North Pacific Group. Mr. Pringle received a B.S. in Business from Oregon State University and an MBA from the University of Oregon. Mr. Pringle’s long service as a member of the Board of Epitope, his professional expertise in executive selection, assessment and compensation, as well as his entrepreneurial and business leadership skills and his service on the Boards of other private and public companies led to the conclusion that he should serve on the Company’s Board.

For biographical information on Mr. Spair, see the Section entitled, “Executive Officers,” in this Proxy Statement. Mr. Spair’s service as Chief Financial Officer and Chief Operating Officer of the Company, his financial and accounting expertise and his extensive business and investor relations experience led to the conclusion that he should serve on the Company’s Board.

Michael Celano became a member of the Board in October 2006. Mr. Celano has served as Chief Financial Officer of DrugScan, Inc., a clinical laboratory services company, since January 2013. Prior to that, Mr. Celano served as Chief Financial Officer of Kensey Nash Corporation, a biomaterials company from March 2009 until June 2012, and as a consultant to Royal DSM, the acquiror of Kensey Nash Corporation, from July 2012 through December 2012. From August 2007 to December 2008, Mr. Celano served as Managing Director of Aon Risk Services and prior to that, he served as Vice President, Finance and Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company. Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP, in charge of its Mid-Atlantic Life Sciences Practice, and was co-leader of its National Life Science Practice. Mr. Celano also was co-leader of the Life Science Practice for Arthur Andersen before he joined KPMG. Mr. Celano holds a B.S. degree in Accounting from St. Joseph’s University. Mr. Celano’s accounting and financial expertise, and specifically his long career in public accounting focused in the life sciences area, and his extensive business experience led to the conclusion that he should serve on the Company’s Board.

For biographical information on Mr. Michels, see the Section entitled, “Executive Officers,” in this Proxy Statement. Mr. Michels’ service as President and Chief Executive Officer of the Company, his extensive business and executive-level management experience in the medical diagnostics field and his sales and marketing expertise led to the conclusion that he should serve on the Company’s Board.

Charles W. Patrick became a member of the Board in January 2006. Since 2000, Mr. Patrick has served as Principal of Patrick Consulting, a management consulting firm that helps diagnostic and technology companies develop sales, marketing and distribution strategies. From 2001 through 2011, Mr. Patrick also served as the President and Co-owner of ADS Golf, Inc., a golf equipment supplier. Prior to that time, he served as the President and Chief Executive Officer of CallNexus, Inc., a provider of virtual call center services, and Vice President of Sales and Marketing for Biosite Diagnostics, a medical diagnostics company, where he had primary responsibility for developing and achieving Biosite’s strategic sales, marketing and distribution objectives. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions for the Diagnostics Division of Abbott Laboratories. Mr. Patrick received a B.A. in Communications/Journalism from the University of Central Florida. Mr. Patrick also serves on the board of directors of diaDexus, Inc. and Seamless Medical Systems. Mr. Patrick’s extensive sales and marketing background, his 35 years of experience in the medical diagnostics industry and his entrepreneurial skills led to the conclusion that he should serve on the Company’s Board.

Vote Required; Board Recommendation

If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the required vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the nominees, each of whom has consented to be named and to serve if elected.

Your Board recommends that you vote FOR the election of the Director nominees.

Proposal No. 2. Ratification of Appointment of Independent Registered Public Accounting Firm

Background

The Audit Committee of the Board of Directors has approved the reappointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2014 fiscal year. The Audit Committee has also recommended that the Board submit the appointment of KPMG for ratification by stockholders at the Annual Meeting. Although action by the stockholders on this matter is not legally required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment for the 2014 fiscal year or in the future.

One or more representatives of KPMG are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

Ratification of the appointment of KPMG requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for this ratification (by voting no or abstaining) will have the effect of voting against this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for the 2014 fiscal year.

Your Board recommends that the stockholders vote FOR ratification of the appointment of KPMG.

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees.

The following table presents fees for professional audit services rendered by KPMG (i) for the audits of our annual consolidated financial statements and review of the financial statements in our Quarterly Report on Form 10-Q for the fiscal years ended December 31, 2013 and 2012, and (ii) for the audits of our internal control over financial reporting as of December 31, 2013 and 2012. The following table also includes fees billed for other services rendered by KPMG:

	2013	2012
Audit fees[1]	$660,000	$775,000
Audit-related fees[2]	—	128,400
Tax fees[3]	160,310	119,984
All other fees	—	—

Total fees	$820,310	$1,023,384

(1)	Includes fees related to the audits of our annual financial statements, interim reviews of our quarterly financial statements and audits of our internal control over financial reporting for each indicated year. Also included are professional services in connection with the review of a registration statement on Form S-3 and two amendments to that registration statement and the issuance of related consents in the 2012 fiscal year.

(2)	During 2011, we engaged KPMG to provide tax due diligence and planning and financial due diligence services in connection with the acquisition of DNA Genotek. A portion of the fees for these services was paid in 2012.

(3)	During the fiscal years ended December 31, 2013 and 2012, we engaged KPMG to provide tax compliance and tax planning services.

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $25,000 between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG in 2013 and 2012 were approved in accordance with these practices.

Executive Compensation

Compensation Discussion and Analysis

Executive Summary

Overview

This CD&A describes the material elements of the compensation of our NEOs and describes the objectives and principals underlying the Company’s executive compensation program, the compensation decisions we have recently made under this program and the factors we considered in making these decisions.

Our NEOs for 2013 who are covered in this CD&A include:

Name	Position
Douglas A. Michels	President and Chief Executive Officer
Ronald H. Spair	Chief Financial Officer and Chief Operating Officer
Stephen R. Lee, Ph.D.	Former Executive Vice President and Chief Science Officer
Anthony Zezzo, II	Executive Vice President, Marketing and Sales
Jack E. Jerrett	Senior Vice President, General Counsel and Secretary

Business Highlights in 2013

Our financial performance for 2013 met or exceeded our operating plan for the year and represented a substantial improvement over 2012. The following charts and summary describe our consolidated financial performance and several of the principal contributors to the growth we achieved.

•	Our consolidated net revenues for 2013 grew $11.1 million, or by 13%, over 2012. This was a record high for our Company.

•	The growth in revenues, along with a reduction in our operating expenses, lowered our consolidated net loss for the year by $3.9 or 26% compared to 2012.

•	We generated $8.4 million in cash from our operations during 2013, representing an improvement of $13.7 million from 2012.

•	Our aggregate cash and cash equivalent balances at the end of 2013 grew by $5.3 million to a total of $93.2 million, compared to the 2012 year-end balance.

The success we achieved in 2013 was a direct result of the strong performance of our newest business lines and other actions taken by management. We believe these developments, which are summarized below, lay the foundation for continued growth and increased long-term value for our stockholders:

•	Our molecular collections systems business, which we acquired in 2011, generated revenues of $20.4 million during 2013, an increase of 43% over 2012. This growing segment represented 21% of our aggregate net consolidated revenues for the year. The primary reason for this growth was higher sales to commercial customers. We believe this business segment will continue to deliver strong growth in future years.

•

Our OraQuick® HCV test generated $5.1 million in revenues for 2013, a 32% increase over 2012. We believe this part of the business is gaining momentum as a result of the increased awareness and demand our sales team is building for HCV testing and because of the new, more effective HCV pharmaceutical treatments that are now coming to market. This increased momentum has also allowed us to advance discussions with potential collaborators for this product which, if successful, could contribute substantially to the long-term future growth of our Company.

•

Net revenues from our OraQuick® In-Home HIV test reached $9.1 million for 2013, or 9% of our net consolidated revenues. We invested heavily in the promotion and advertising of this new product during 2013 and made substantial progress in developing awareness and demand in the domestic OTC market, refining our messaging for target consumers and building strong relationships with the retail trade.

•

We successfully exited our collaboration with Roche Diagnostics for the development of high-throughput fully-automated oral fluid drug assays to be used with our Intercept® collection device. We took this action because the collaboration was not meeting our expectations and, in so doing, we secured an initial payment of $8.3 million, a transitional supply of the assays developed in this collaboration, and the potential receipt of $5.5 million later in 2014 when the transitional supply is terminated. Simultaneous with this termination we entered into a new collaboration with Thermo Fisher for the development of up to twelve high-throughput oral fluid drug assays, which we intend to use in place of the Roche assays with a new version of our Intercept® collection device. The transition from Roche Diagnostics and the new collaboration with Thermo Fisher is expected to help stabilize our substance abuse testing business and position it for potential future long-term growth.

•

Despite increased competition and ongoing funding limitations, revenues from our core professional HIV business met our operating plan for 2013. Contributing to these results was strong growth in the physicians’ office and international markets. Despite its challenges, we expect our professional HIV business to continue as a strong contributor in the future.

•

Our cryosurgical business finished above our operating plan for 2013, primarily because of higher than expected sales in the OTC markets. During 2013, we also successfully negotiated new agreements with our OTC distributors in Europe and Latin America along with new distribution agreements in the U.S. for our professional cryosurgical product. These new agreements set the stage for continued future growth from our cryosurgical business.

Named Executive Officer Compensation At a Glance – 2013

Compensation for the NEOs in 2013 was directly or indirectly tied to the performance of both the executives and the Company, resulting in the following actions:

•

Base Salary:    The base salaries for our management during 2013 increased 2.3% on average, with Mr. Michels receiving a 2.5% increase for the year. These adjustments were based on the performance of each executive and the Company during 2012 and the results of a competitive marketplace assessment performed by PM&P. The primary performance factors from 2012 supporting this level of increase for Mr. Michels and the other NEOs included the receipt of FDA approval and commercial launch of the OraQuick® In-Home HIV test (a first of its kind product for consumers), the addition of $14.3 million in net revenues from our molecular collection systems subsidiary, DNA Genotek, during its first full year following our acquisition in 2011, and a 147% increase in revenues for our OraQuick® HCV test.

•	Annual Incentive Bonuses: Incentive cash bonus awards for 2013 ranged from 106% to 132% of target for the NEOs and for Mr. Michels specifically was 119% of his target. The bonus amounts exceeded the applicable targets for each executive primarily due to the strong financial performance and the improved strategic positioning for the Company accomplished during 2013, as described under the “Business Highlights” section above.

•

Long-Term Incentive Awards:    Equity incentive awards to NEOs during 2013 reflected each executive’s performance during 2012 and ranged from 80% to 200% of the executive’s base salary. The value of Mr. Michels’ award was 200% of his salary. Mr. Michels’ award fell toward the upper end of the range for his position because of the significant positive accomplishments during 2012, as described under the “Base Salary” section, above.

Pay for Performance

We follow a pay-for-performance approach in compensating executives. Our program pays executives for performance by rewarding the achievement of predetermined financial and other performance objectives. A significant portion of each NEO’s compensation is paid out in variable and long-term compensation that is intended to align with the long-term interests of our stockholders. Both our annual and long-term compensation are also tied to the Company’s overall performance.

Realizable Pay vs. TSR

To ensure that we are adhering to a pay-for-performance approach, we evaluated the degree of alignment between total realizable pay versus total shareholder return (“TSR”) over the prior three fiscal years relative to our new peer group, which, as described below, we considered in response to feedback related to the 2013 SOP vote. The graph below shows the comparison of three-year TSR and “realizable pay” relative to our peer group. We provide further detail regarding the companies in our new peer group in the “Benchmarking” section of this CD&A.

As the graph indicates, our performance (as represented by three-year TSR results) has been below median over the measurement period. As a result of the strong link between pay and performance embedded in our incentive plans, the realizable pay for our CEO, Mr. Michels, was also below median relative to the peer group. We use the three-year period ended December 31, 2013 to maximize the extent to which historical compensation and performance information from other peer companies with varying fiscal year ends is available for comparison purposes.

1	Realizable pay includes base salary, incentive cash bonus and all other cash compensation reported in the Summary Compensation Table. Realizable pay also includes the value of equity awards using each company’s closing stock price on December 31, 2013. Restricted share awards are valued by multiplying the number of shares by the closing stock price on December 31, 2013. Option awards are valued as the difference between the closing stock price on December 31, 2013 and the exercise price multiplied by the number of option shares granted during the period. An option award with an exercise price greater than the closing stock price on December 31, 2013 is valued as $0.

Pay vs. Other Company Measures of Performance

While TSR is a common and important measure of performance that is often used to evaluate a company’s compensation practices, at our stage of development, we consider other performance measures to be equally important to the success of our business. Thus, our executive compensation does not follow a straight linear relationship with TSR. Rather, we have tried to align our executive compensation with performance results that are part of our overall business strategy that we believe eventually will drive stock price improvement and increased value for our stockholders. For example, during the past three years, our achievements have included the development, FDA approval and commercialization of the first and only rapid HCV test in the U.S. More recently, we developed an OTC version of our OraQuick® HIV test, obtained FDA approval and brought this product to market. This is now the first and only rapid infectious disease test available to consumers. We also successfully completed the acquisition of DNA Genotek in late 2011, providing us with an entrance into the high growth molecular diagnostics field. This acquisition is now contributing double digit growth to our business and accounted for 21% of our 2013 consolidated net revenues. Finally, and more recently, we delivered a strong 2013 as described above, in which we generated a record level of revenues.

When evaluating our executive compensation, we believe TSR alone will not always appropriately account for the strategic significance of these accomplishments and may often be affected by market or other factors unrelated to our business. In many cases it may take time for the impact of our business accomplishments to be fully reflected in the value of our stock. For these reasons, TSR is only one of several factors we consider in making compensation decisions for our executives.

Say on Pay Results in 2013 and Company Response

At our 2013 Annual Meeting, stockholders were asked to vote on an advisory (non-binding) basis on the compensation paid to our NEOs for 2012. However, we failed to obtain stockholder approval of our NEO compensation by a small margin, with approximately 53% of stockholder votes cast against our “say-on-pay” resolution. We take the outcome of this vote seriously and, as a result, we instituted an outreach effort to contact our major stockholders in order to obtain their views on the reasons for the vote and on other aspects of our compensation practices. We also met with both ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), two leading proxy advisory firms, in order to solicit their views on these issues. Several of our independent Directors participated in this outreach, including the Chairman of our Compensation Committee and the Chairman of our Board. Overall, we contacted stockholders who held approximately 42% of our outstanding Common Stock entitled to participate in the 2013 SOP vote and received feedback from all of those stockholders.

As a general matter, our stockholders:

•	Appreciated our focus on stockholder engagement regarding compensation;

•	Generally supported our compensation policies and practices and had no desire to micro-manage this aspect of our business;

•	Emphasized the importance of increasing the market value of our Common Stock;

•	Indicated that disclosure on realizable pay may be a helpful addition to our CD&A;

•	Supported the use of equity awards that vested upon achievement of objective performance metrics, but clearly recognized that:

•	TSR did not need to be a specific performance metric embedded in equity compensation and that other metrics, such as revenues or operating performance, could be used; and

•	Using TSR as a vesting metric may not be appropriate for the Company because of the volatility of its stock and the need to heavily invest in product and clinical development.

Based on the outcome of these discussions and input we received from ISS and Glass Lewis, we took the following steps:

•

The Board considered whether equity awards that vest upon the achievement of performance criteria rather than the passage of time should be incorporated into our compensation program. The Board strongly believes its current practice of using stock options for 60% of executive equity awards is equally effective to awarding restricted stock with vesting tied to increased TSR since in both cases the recipient of the award will receive no actual value unless our stock price increases after the grant date. Moreover, the Board was very concerned that the use of performance metrics might result in improper or unintended incentives for our executives. For example, a metric such as revenue growth or improved profitability might be a disincentive for management to invest in product development or complete an acquisition or divestiture that adversely affects our financial performance for the next year or two but is nevertheless beneficial to the Company over the long term. It was also noted, based on PM&P’s research at the time it was performed, that only about one-third of the new peer group had adopted performance-based vesting of equity awards. For these reasons, the Board determined not to adopt performance vesting at this time, but concluded that it would remain open to considering equity awards with performance vesting in the future as the Company’s business continues to grow and mature.

•

We reevaluated the peer group of companies used to benchmark our executive compensation. As part of this evaluation we considered the peer groups used by both ISS and Glass Lewis along with the peer group last used by the Compensation Committee in 2012 and which is disclosed in our 2013 Proxy Statement. In the end, we selected 23 companies in the diagnostics, healthcare and biotech industries that are closer in size to the Company when compared to the companies in our old peer group, as measured by revenues and market value. We believe this change adds a measure of conservatism to our benchmarking since we often recruit executives from much larger pharmaceutical and diagnostics companies in order to ensure we obtain the most qualified and experienced individuals available.

•

Our Compensation Committee engaged its independent consultant, PM&P, to prepare an updated competitive benchmarking assessment of our executive compensation, using data from the new peer group. This assessment was completed in November 2013. PM&P concluded that the change in peer group did not materially impact the benchmarking results. PM&P also advised our Compensation Committee that no material changes to our compensation program were needed as a result of the new assessment.

We believe our stockholder engagement was beneficial and the Board intends to continue ongoing dialogue with our stockholders with a view to improving our compensation program going forward.

Good Compensation Governance and Practices

We are committed to maintaining good governance and pay practices. The following are some other aspects of our compensation program that reflect this commitment:

•

No 280G Excise Tax Gross-Ups or Modified Single-Triggers Going Forward:    We have adopted a policy that any new employment agreement with an executive will not provide for the gross-up of excise tax obligations under Section 280G of the Internal Revenue Code or a “modified single trigger”

under which the executive can voluntarily leave the Company after a change of control and receive severance even though there has been no adverse impact on the executive’s compensation or level of responsibilities.

•

Diversified Portfolio:    Our executive compensation consists of a mix of cash/equity, fixed/variable and short-term/long-term compensation. Equity awards consist of a mix of restricted stock (40%) and stock options (60%).

•

Long-Term Focus:    Equity awards are subject to long-term vesting requirements, with restricted shares vesting over 3 years and stock options vesting over a minimum of 4 years. Structuring our equity awards in this manner helps align the interests of our executives with the interests of our stockholders.

•

Prudent Benchmarking:    The total compensation paid to executives is targeted at the 50th percentile of a peer group of comparable companies with an opportunity to earn up to the 75th percentile based on achievement of performance objectives. In response to recent feedback from our stockholders, we have modified our peer group as described elsewhere in this CD&A to consist of companies in the medical diagnostic, healthcare and biotech industries more comparable in size to the Company based on total revenues and market value.

•

Independent Compensation Consultants:    The Board and Compensation Committee regularly utilize independent compensation consultants to provide compensation advice, including competitive assessments of our program compared to compensation paid to executives at a peer group of comparable medical diagnostic and healthcare companies.

•

Recoupment Policy:    Our Board recently adopted a compensation recoupment or “clawback” policy, under which the Board or Compensation Committee may recover excess compensation paid to our executives if our financial statements are restated due to misconduct by that executive.

•

Stock Ownership Guidelines:    Messrs. Michels and Spair, and each non-employee member of the Board, are subject to stock ownership guidelines, measured as a multiple of annual base salary or cash fees, as applicable. In addition, each of these individuals is required to retain 25% of the shares received upon the vesting of restricted shares or the exercise of stock options until that individual complies with the applicable ownership multiple.

•	No Repricing: Our Stock Award Plan prohibits both the repricing and repurchase of under-water stock options or other equity awards without stockholder approval.

•	No Perquisites: We do not provide executives with any perquisites that are not offered to all employees of the Company.

•	Risk Review Process: We regularly assess the risks associated with our compensation programs.

•

Anti-Hedging and Pledging Policy:    Employees and non-employee Directors are prohibited from engaging in hedging activities to offset fluctuations in their stock holdings or pledging their shares as collateral.

Compensation Philosophy

The primary objectives of our compensation program for executive officers are to:

•	align the interests of the executive officers with the interests of our stockholders;

•	reward executive officers for the performance of the Company and achievement of individual performance objectives;

•	provide long-term incentives for the executive officers; and

•	set compensation at sufficiently competitive levels to attract and retain high quality executives and to motivate them to contribute to our success.

The total direct compensation provided to each executive consists of an annual base salary, incentive cash bonus and incentive equity awards. The amount of the incentive cash bonus and the size of annual incentive equity awards are variable and depend on an executive’s and the Company’s achievement of predetermined financial and other objectives. As a result, a substantial portion of each executive’s annual compensation is based on performance.

The Compensation Committee seeks to set total direct compensation levels for each executive near the fiftieth (50th) percentile of amounts paid by comparable medical diagnostic and healthcare companies (defined by industry, revenues, market capitalization or a combination of these factors) for performance consistent with the Company’s target financial and other business plans for the applicable year. Use of the fiftieth (50th) percentile is intended as a market check and not as an absolute target. As a result, the total direct compensation and the value of specific compensation components for individual executives may fall below or exceed the fiftieth (50th) percentile depending on individual performance and contribution by the executive.

Compensation Setting and Process

Compensation for executives is established by the Compensation Committee in accordance with our compensation philosophy. In setting executive compensation, the Compensation Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the compensation practices of the Company’s peer group, the Company’s industry position and general industry data. The Compensation Committee periodically retains independent compensation consultants to review our executive compensation practices and to assist in establishing competitive compensation levels for our executives, as discussed below.

Annual Performance Evaluations

On an annual basis, the Committee and other non-employee Directors evaluate the performance of the CEO and more recently the CFO/COO against predetermined performance objectives. The CEO also evaluates the performance of the other NEOs against their respective predetermined performance objectives. Annual performance objectives for the NEOs are established at the beginning of the applicable year and generally include two parts: the Company’s overall target financial/strategic performance objectives and individual objectives in the functional areas for which the executive is responsible. For each NEO, these objectives are then weighted to reflect their relative importance to the Company and the executive’s functional responsibilities.

Depending on the Company’s overall performance and the extent to which an executive achieves his individual objectives for a particular year, the executive will be rated as “Does Not Meet,” “Meets Expectations,” “Exceeds Expectations” or “Outstanding.” As described later in this CD&A, the Compensation Committee has used the performance ratings to determine base salary adjustments, incentive cash bonuses and incentive equity awards. However, beginning with performance during the 2013 fiscal year, the Compensation Committee decided to take a different approach for Messrs. Michels and Spair. The Compensation Committee has decided that, because of their senior positions with the Company, it is more appropriate to determine the base salary, incentive cash bonuses and long-term incentive equity awards for Messrs. Michels and Spair based on the Company’s overall performance and, in doing so, has ceased to apply these performance rating labels to them.

Role of the Compensation Committee

The Compensation Committee is comprised of non-employee independent Directors who oversee our executive compensation program. Each year, the Compensation Committee determines the appropriate level of compensation for all executive officers, including the NEOs. As an initial guideline, the Committee sets the total direct compensation opportunity (base salary, annual incentive target, and long-term incentive target) for each of our executive officers within a range around the 50th percentile of comparable medical diagnostics and healthcare companies. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

The Compensation Committee will generally determine an executive officer’s compensation based upon a desire to link compensation to the objectives of our executive compensation program. The Compensation Committee makes the compensation decisions for the CEO and the other NEOs after careful review and analysis of appropriate performance information and market compensation data. The compensation for the CEO is also approved by the full Board.

Beyond determining specific compensation for NEOs, the Compensation Committee works with executive management to review and adjust compensation policies and practices to remain consistent with the Company’s values and philosophy, support the recruitment and retention of executive talent, and help the Company achieve its business objectives.

Role of the CEO

The CEO provides recommendations to the Compensation Committee on the total direct compensation for each executive. The CEO’s recommendations are based on his review of each executive’s performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Committee retains full discretion when determining compensation.

Role of the Compensation Consultant

To assist in the review and approval of executive compensation and to inform the Committee of market trends, the Committee engages the services of PM&P as an independent executive compensation consultant, to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports the Committee’s goal to align the interests of our executive officers with those of our stockholders. PM&P also directly provides the Compensation Committee with the peer group and other market data that we discuss in this CD&A, which the Compensation Committee evaluates when determining compensation for executive officers. During 2013, the Compensation Committee specifically engaged PM&P to assist the Compensation Committee in updating its peer group of companies for benchmarking purposes, to provide an updated competitive assessment of executive compensation and to assist in developing an appropriate response to the 2013 SOP vote and results from our stockholder outreach efforts.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Compensation Committee annually reviews its relationship with PM&P to ensure executive compensation consulting independence. The process includes a review of the services PM&P provides, the quality of those services, and fees associated with the services during the fiscal year as well as consideration of the factors impacting independence that NASDAQ rules require. The Compensation Committee concluded that there were no conflicts of interest that prevented PM&P from serving as an independent consultant to the Compensation Committee on executive compensation matters.

Tally Sheets

In determining annual compensation, the Compensation Committee reviews tally sheets for each executive. Tally sheets set forth the dollar amounts of all components of each NEO’s current compensation, including salary, incentive cash bonus, incentive equity awards, potential change of control payments and other benefits deemed relevant by the Compensation Committee. These tally sheets allow the Compensation Committee to review how a change in the amount of each compensation component affects each executive’s total compensation and to consider each executive’s compensation in the aggregate. Included in each tally sheet is the estimated amount of severance and other benefits payable to the executive under various termination scenarios. Based upon the review of tally sheets, the Compensation Committee establishes aggregate compensation for our executives which it believes to be reasonable.

Benchmarking

During 2013, in response to the Company’s failure to obtain majority support of the SOP vote, the Compensation Committee engaged PM&P to assist the Compensation Committee in updating its peer group of companies for benchmarking purposes. In determining a new peer group, the Company, with PM&P’s assistance, evaluated the peer group used in 2012, the peer groups used by the proxy advisory firms, ISS and Glass Lewis, and other companies in the medical device, life sciences and biotech industries with revenues and market values comparable to those of the Company. As a result of this review, we selected a new peer group that is closer in size to the Company, based on total revenues and market value, than the peer group previously used by the Compensation Committee. In so doing, we retained five companies from our old peer group, excluded two companies from the old peer group because they were acquired, and excluded five companies because they either had revenues greater than 3x the Company’s revenues or a market value greater than 5x the Company’s market value. In addition, the new peer group includes thirteen companies that were previously included in the ISS peer group and four companies that were previously in the Glass Lewis peer group for the Company.

The following describes both the new 2013 peer group and the peer group used by the Compensation Committee in 2012:

2013 Peer Companies	2012 Peer Companies
Abaxis, Inc.*	Abaxis, Inc.
Abiomed, Inc.	Affymetrix, Inc.
Anika Therapeutics, Inc.	Cepheid, Inc.
Array Biopharma, Inc.	Conceptus Inc.
Astex Pharmaceuticals, Inc.	Genomic Health, Inc.
Atrion Corp.	IRIS International Inc.
Cardiovascular Systems, Inc.	Luminex Corp.
Cerus Corp.	Meridian Bioscience, Inc.
Cynosure, Inc.	Natus Medical Incorporated
Dyax Corp.	Neogen Corporation
Enzo Biochem, Inc.	Quidel Corporation
Fluidigm Corp.	Teche Corporation
Genomic Health, Inc.*
Harvard Bioscience, Inc.
Luminex Corp.*
Meridian Bioscience, Inc.*
Neogenomics, Inc.
Quidel Corp.*
Rockwell Medical, Inc.
Sequenom, Inc.
Spectranetics Corp.
Staar Surgical Co.
Vascular Solutions, Inc.

*	The five indicated companies were also included in the 2012 peer group.

In preparing its competitive assessment of executive compensation, PM&P compared the compensation of our NEOs with a 50/50 blend of proxy data from the new peer group of companies and data for each NEO position from the 2013 Radford Global Life Sciences Survey. Since compensation market data can be volatile from year to year, the Committee believes a blend of specific peer group proxy data and broader survey data better reflect market trends. PM&P also compared the mix of executive compensation and the relative compensation levels of the NEOs with data from the peer group. Based on this analysis, PM&P reached the following conclusions:

•

On average, salaries, total cash compensation (salaries plus incentive cash bonuses) and target total direct compensation (total cash compensation and incentive equity awards) for our executives are competitive with the market median;

•	The long-term incentive equity targets are competitive with the median;

•	Mr. Michels’ base salary and target total direct compensation are competitive with the market median;

•	The mix of cash and long-term incentive compensation for our executives is generally competitive with the market median;

•	No major changes to the target compensation for our executives were recommended by PM&P based on their assessment.

Pay Mix

We follow a pay-for-performance approach to executive compensation, with a significant portion of our executives’ compensation consisting of annual incentive cash bonuses and long-term incentive equity awards that are based on the executives’ and the Company’s achievement of predetermined performance objectives. Our program is also designed to align the interests of executives with those of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract and retain high quality executives and motivate them to contribute to our success, and incorporate sound corporate governance principles.

The following illustrates the relative proportion of 2013 base salary and performance-based compensation for Messrs. Michels and the other NEOs, respectively:

As indicated above, approximately 73% of Mr. Michels’ aggregate compensation and 59% of the other NEOs’ aggregate compensation for 2013 consisted of variable compensation.

2013 Executive Compensation Components

Overview

Our compensation program consists of the following components:

Compensation	Form of Compensation	Purpose
Base Salary	Cash Compensation	Base salaries provide fixed compensation necessary to attract and retain key executives. Salary levels are established for each position based on competitive market data, with annual adjustments tied to performance and market changes as appropriate.

Annual Incentive Bonus Awards		Annual Incentive Bonus Awards provide performance-based incentives to our executives to achieve both Company-wide financial and strategic goals and the executives’ individual performance objectives. Targets for individual bonuses are set at levels consistent with those offered in the marketplace.

Long-Term Incentive Awards	Stock Options and Restricted Stock	The largest component of our executive compensation is paid in equity. Awards consist of 60% stock options and 40% restricted shares and strongly incentivize our executives to perform at their highest levels to achieve our long-term strategic business plans and increase our share price, thereby aligning the interests of our executives with those of our stockholders.

Benefits	401(k) Plan Health and Welfare Benefits	Retirement and health and welfare benefits provide a complete compensation package that is competitive with the market and addresses the needs of all employees and their families, including our executives.

Employment Agreements	Cash severance and accelerated equity vesting	Severance and accelerated equity vesting, both in connection with a termination of employment and upon the occurrence of a change in control, are provided to our executive officers in order to ensure they are not distracted by the possibility of a change of control and to encourage continued dedication to the Company.

Compensation Components in Detail

2013 Base Salaries

The Compensation Committee believes that competitive salaries must be paid in order to provide fixed compensation necessary to attract and retain key executives. Each year, the Compensation Committee evaluates and determines the annual base salaries for the NEOs. The Compensation Committee considers the annual performance evaluation of the CEO prepared by non-employee members of the Board and the annual performance evaluations prepared by the CEO for all other NEOs. The Committee also considers the Company’s budget for expected salary adjustments, salary levels paid at peer group companies and any recommendations that may be made by any compensation consultant engaged to assist the Compensation Committee. An executive’s annual salary adjustment will tend to be at the higher end of the range budgeted by the Company if the executive receives a performance rating of “Meets Expectations” or better and such executive’s pre-adjustment salary level is below the 50th percentile for his or her position at peer group companies.

Annual base salaries paid in 2013 to our NEOs were established by the Compensation Committee at the beginning of 2013 based on a review of the Company’s performance during 2012, an evaluation of the individual contributions of each officer compared to pre-established performance objectives for 2012 and a review of the competitive data and recommendations provided by the Compensation Committee’s independent compensation consultant, PM&P.

Based on these factors, the Compensation Committee approved an annual base salary increase for our management (including the NEOs) averaging approximately 2.3%. In order to reflect the Company’s performance and each executive’s contributions, and to equitably move salaries towards the fiftieth (50th) percentile or maintain them at approximately that level, the Compensation Committee used the following guidelines to assist in determining annual base salary increases.

Performance Rating	Merit Increase Range
Outstanding	5.0 - 7.0%
Exceeds Requirements	3.0 - 4.0%
Meets Requirements	2.0 - 2.5%
Does Not Meet Requirements	0

In establishing NEO base salaries for 2013, the Compensation Committee recognized that the Company’s aggregate 2012 consolidated net revenues grew 7% in 2012 compared to 2011, although revenues for our base business (excluding DNAG and OraQuick® In-Home HIV test sales) came in below expectations due primarily to increased competition and the continuing difficult economic conditions and funding challenges affecting our customers. The Compensation Committee also noted the Company’s receipt of FDA approval of the OraQuick® In-Home HIV test. This approval represented a significant accomplishment as this product is the first and only rapid infectious disease test ever approved for use by consumers. Other specific factors considered by the Compensation Committee included the following:

•

Successful presentation of extensive clinical data and a sound risk-benefit analysis to the Blood Products Advisory Committee (“BPAC”), resulting in a unanimous recommendation by the BPAC in favor of FDA approval of the OraQuick® In-Home HIV test;

•	Successful completion of a six-week facility audit by the FDA as a prelude to its approval of the OraQuick® In-Home HIV test;

•

Successful commercial launch of the OraQuick® In-Home HIV test, including development and implementation of comprehensive public relations, advertising and sales/logistical plans supported by manufacturing of sufficient inventory;

•	Recognition of OraQuick® In-Home HIV test as one of Time Magazine’s top 25 “Best Inventions of 2012;”

•	OraQuick® HCV sales increase of 147% in 2012 compared to 2011, despite funding limitations in the domestic public health market and slow adoption in the domestic physician office market;

•	Addition of $14.3 million in revenues from the first full year by DNAG as our subsidiary;

•	Successful maintenance of strong relationships with our investor base, particularly institutional investors and increased coverage of our Common Stock by analysts;

•	Successful completion of a secondary Common Stock offering, resulting in $70.2 million in net proceeds;

•	Successful filing and effectiveness of a new $200 million universal shelf registration statement; and

•	Successful recruitment of a new head of business development and a general manager for our consumer business, including the OraQuick® In-Home HIV test.

In light of the foregoing, the Compensation Committee approved the following 2012 performance ratings and 2013 salary adjustments for Mr. Michels and the other NEOs:

NEO	2012 Performance Rating	2012 Salary	2013 Salary	% Increase	2012 Performance
Douglas A. Michels President and Chief Executive Officer	Meets	$550,000	$564,000	2.5%	• Achievements described above for 2012.

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	Meets/Exceeds	$430,000	$443,000	3.0%

•    Successful secondary stock offering.

•    Business development activities.

•    Supervision of operations.

•    Maintenance of strong investor base.

•    Management of financial planning, reporting and accounting.

Stephen R. Lee, Ph.D. Former Executive Vice President, Research and Development	Exceeds	$367,000	$378,000	3.0%

•    Clinical development of OraQuick® In-Home HIV test.

•    Successful BPAC review of OraQuick® In-Home HIV test.

•    Resolution of raw material supply issues.

•    Product development activities.

•    New product evaluation support.

•    Manufacturing support.

Anthony Zezzo II Executive Vice President, Marketing and Sales	Does Not Meet	$362,000	$362,000	0.0%	• Lower than expected sales performance for the Company’s base businesses.

Jack E. Jerrett Senior Vice President and General Counsel	Meets/Exceeds	$312,000	$320,000	2.6%

•    Support for OraQuick® In-Home HIV test commercialization.

•    Various commercial and business development matters.

•    Oversight of intellectual property and SEC matters.

•    Support of secondary stock offering.

•    Ongoing advice and counsel to Board and senior management.

2013 Annual Incentive Cash Bonuses

Annual cash bonuses are included as part of executive compensation because the Compensation Committee believes that a significant portion of each executive’s compensation should be structured as a variable incentive tied to both the overall performance of the Company and the individual contributions of the executive. On an annual basis, the Compensation Committee has adopted, with approval of the Board, a Management Incentive Plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards.

Incentive cash bonuses are generally paid out of a cash pool funded under the Incentive Plan based on the Company’s achievement of specific financial and other objectives determined by the Compensation Committee and approved by the Board at the beginning of each fiscal year. The financial objectives typically consist of short-term targets that represent improvement in financial performance compared to the prior year. Other objectives typically represent milestones that the Compensation Committee and Board believe are critical to achieving long-term growth and profitability. The objectives are each weighted to determine their respective contributions to the pool amount. Each objective can be adjusted by the Compensation Committee or Board in an equitable manner to reflect unexpected changes in the Company’s business or assumptions underlying the original objective or other factors.

With respect to each financial objective, a Threshold, Target and Maximum performance level is established. The Target levels generally reflect the Company’s financial budget or operating plan for the year. Except in special circumstances, the Threshold levels represent a minimum level of performance for which the Compensation Committee is willing to provide bonus pool funding. The Maximum levels reflect outstanding performance for which the Compensation Committee is willing to reward executives with bonuses above the Target level payout. With respect to the other objectives, Threshold, Target and Maximum performance levels are generally established consistent with the Company’s long-term strategic goals or deferred for later determination by the Compensation Committee and/or the Board.

If the Company meets all the Target levels, the pool is funded at 100% of the aggregate target bonuses for all participants in the Incentive Plan, as described below. The pool is funded at 50% of the aggregate target bonuses if all of the Threshold levels are met and at 150% if all of the Maximum levels are met. Pro-rata adjustments to the amount of funding for each objective are made where a particular performance is in between the pre-established performance levels. To the extent a performance level is below the Threshold objective, there would be no funding for that particular item unless the Compensation Committee or Board determines, in its discretion, that some funding is warranted.

The amount of the cash bonus pool is determined by the Compensation Committee and recommended for Board approval. The Compensation Committee and Board also retain discretion to increase or decrease the size of the pool in order to reflect specific performance or market conditions affecting the Company and the final performance assessments for each participant for the applicable year. The cash bonus pool is used to pay bonuses not only to the Company’s NEOs, but also to all other officers and certain higher-level employees of the Company.

Individual payments from the bonus pool to executives depend on the size of the bonus pool, the executive’s achievement of individual performance objectives (except in the case of Messrs. Michels and Spair, as described below), the number of individuals participating in the plan at the time bonuses are awarded and the executive’s target bonus percentage. Bonuses are paid, based on an assessment of each executive’s performance for the applicable year, using targets expressed as a percentage of the executive officer’s annual base salary.

If an executive officer has met or exceeded his or her individual performance objectives and/or the Company’s expectations for the applicable year, he or she may be eligible to receive up to 150% of his or her target bonus, depending on the size of the bonus pool. The Compensation Committee and Board retain the discretion to adjust an individual executive’s performance evaluation and to increase or decrease the bonus paid to such individual to reflect the specific contributions of that executive, the Company’s overall performance, market conditions or other circumstances.

The Compensation Committee recommends for Board approval any bonus award for the CEO based on an assessment of his performance. The CEO recommends individual awards for the other executive officers for approval by the Compensation Committee based on an assessment of each executive’s performance against his or her applicable individual performance objectives. The Compensation Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Compensation Committee or Board.

Under the 2013 Incentive Plan, the Compensation Committee had previously established Threshold, Target and Maximum performance levels for two financial objectives to be used to fund the bonus pool. The financial objectives consisted of the following (with the Target levels reflecting our annual budget or operating plan for 2013):

Financial Objectives	Threshold	Target	Maximum
Consolidated Revenues	$90.8	$100.8	$110.8
Operating Loss	$(30.0)	$(24.5)	$(19.5)

The following sets forth the weighting and potential bonus pool funding for both objectives at each performance level established under the 2013 Incentive Plan:

Objectives	Weight	Threshold	Target	Maximum
Consolidated Revenues	70%	$804,000	$1,608,000	$2,412,000
Operating Loss	30%	344,000	688,000	1,032,000

Potential Total Pool Funding		$1,148,000	$2,296,000	$3,444,000

During 2013, the Company’s consolidated net revenues were $99.0 million, a record amount which exceeded the Threshold performance level and was slightly less than the Target performance level for this objective, resulting in funding of $1,463,000. The Company’s 2013 net operating loss was $(12.2) million and included an $8.3 million settlement payment (accounted for as an expense reduction) received as a result of the termination of our drug assay collaboration with Roche Diagnostics. However, because the settlement was viewed by the Compensation Committee as an unusual item, the $8.3 million was initially excluded for purposes of determining funding for this objective. As a result, the Compensation Committee used an adjusted operating loss of $20.5 million for 2013, which fell between the Target and Maximum performance levels for this objective and resulted in funding of $963,000.

Although the Roche settlement amount was initially excluded in determining funding for the operating loss objective, the Compensation Committee nevertheless recognized the importance of this matter and the replacement of the Roche relationship with a new high-throughput assay development and supply arrangement with Thermo Fisher. As a result, the Compensation Committee exercised its discretion to increase funding by an additional $249,000 to recognize the positive impact of the $8.3 million Roche settlement on the Company’s net operating performance for 2013. This resulted in total pool funding for the operating loss objective of $1,212,000 (i.e. $963,000 plus $249,000).

Based on the foregoing, the total bonus pool funding for 2013 performance was $2,675,000 ($1,463,000 plus $1,212,000). The bonus pool amount was also approved by the full Board and used to pay bonuses to the Company’s NEOs and thirty-one other members of our management team. The specific target payouts for NEO bonuses (expressed as a percentage of annual base salary) are shown below:

Title	Target Payouts
Chief Executive Officer	70%
Chief Financial Officer and Chief Operating Officer	50%
Executive Vice President	40%
Senior Vice President	35%

In January 2014, the Compensation Committee authorized the payout of individual bonus awards to executive officers from the bonus pool for 2013, based on the target bonus amounts described above and an assessment of each officer’s performance during 2013 against pre-established performance objectives.

In evaluating Mr. Michels and the Company’s performance, the Compensation Committee recognized that the Company’s 2013 consolidated net revenues of $99.0 million was a record performance and essentially met or exceeded the Company’s budget or operating plan for the year. These revenues represented a 13% increase over 2012. More importantly, the Compensation Committee noted that the Company’s $12.2 million net loss represented a $13.3 million improvement over the net loss projected in the Company’s operating plan for 2013 and a 26% improvement over the Company’s bottom line performance from 2012. Other specific factors considered by the Compensation Committee included the following:

•	The 43% increase in net revenues generated by the Company’s molecular collection systems business;

•	The 32% improvement in net revenues generated from sales of the Company’s OraQuick® HCV test as a result of the Company’s ongoing efforts to broaden awareness and demand for this product;

•	The progress made by management in pursuing significant industry and public-private collaborations to further expand its HCV business;

•

The $9.1 million net revenue contribution from the OraQuick® In-Home HIV test and the progress made by management in understanding the market for this unique product and in refining its promotional messaging for its target consumer audiences;

•

The successful termination of the Company’s collaboration with Roche Diagnostics and the replacement of that collaboration with a new development and supply agreement with Thermo Fisher for fully-automated, high-throughput oral fluid drug assays to be used with the Company’s Intercept® collection device;

•	The strong performance by the Company’s cryosurgical systems business, which generated revenues greater than the Company’s operating plan for that business;

•	Successful maintenance of strong relationships with our investor base, particularly institutional investors and increased coverage and interest in our Common Stock by analysts;

•	The significant progress made in implementing major manufacturing process enhancements and raw material changes for several critical product lines; and

•	The careful and detailed evaluation of numerous potential business development opportunities as management explored additional areas of growth for the Company.

Although in the past the Compensation Committee had used the performance rating labels mentioned above (i.e. Meets Expectations, Exceeds Expectations, etc.) for all of the NEOs, the Compensation Committee decided that those labels will no longer be used for Messrs. Michels and Spair beginning with the 2013 performance assessment. Given the senior positions of Messrs. Michels and Spair, the Compensation Committee determined it would be more appropriate to evaluate these executives based on the overall performance of the Company. As a result, the Compensation Committee approved the following annual incentive cash bonuses for 2013:

NEO	2013 Rating	2013 Bonus	Target Bonus (% Salary)	2013 Bonus (% Salary)	2013 Performance
Douglas A. Michels President and Chief Executive Officer	N/A	$469,470	70%	83.2%	• Strong corporate performance as described above.

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	N/A	$263,390	50%	59.5%	• Strong corporate performance as described above.

NEO	2013 Rating	2013 Bonus	Target Bonus (% Salary)	2013 Bonus (% Salary)	2013 Performance
Stephen R. Lee, Ph.D. Former Executive Vice President, Research and Development	Meets	$159,820	40%	42.3%

•    Completed development of next generation Intercept® device.

•    Assisted in process improvements for several key products.

•    Assisted in validation of new critical raw materials sources for key products.

•    Ongoing support of regulatory, quality and manufacturing functions.

Anthony Zezzo II Executive Vice President, Marketing and Sales	Exceeds	$191,320	40%	52.9%

•    Exceeded revenue targets in 2013 operating plan for core product lines.

•    Successfully executed initiatives to expand awareness and demand for OraQuick® HCV test.

•    Helped lead negotiations for new third-party HCV collaborations.

•    Increased International sales for HIV and HCV products.

Jack E. Jerrett Senior Vice President and General Counsel	Meets/Exceeds	$133,180	35%	41.6%

•    Leadership in negotiating termination of Roche Diagnostics collaboration.

•    Assistance in negotiating new high-throughput assay development and supply collaboration with Thermo Fisher.

•    Assistance on numerous commercial matters.

•    Oversight of SEC and other compliance matters.

•    Ongoing advice and counsel to Board and senior management.

2013 Long-Term Incentive Awards

An additional way that we promote the long-term growth of the Company and align the interests of executives with those of our stockholders is by compensating executives with equity in the Company that vests over a multi-year period. To accomplish this, the Compensation Committee administers the Company’s Long-Term Incentive Plan (the “LTIP”), pursuant to which grants of stock options and restricted shares are made to executive officers on an annual basis.

We view all awards under our LTIP as performance-based since the dollar value of each annual award is based on an assessment of the executive’s performance during the prior year. Moreover, more than half (i.e. 60%) of each award to our executives consists of stock options and provides no real value to the recipient unless our stock price appreciates after the date of grant. Awards of restricted shares provide some immediate value to executives but are also performance-based in that the executive’s compensation will increase further only if the market price of our stock also appreciates.

The LTIP uses a “value transfer” method for determining the size of individual awards, as described further below. This represents a change from the Company’s older practice of using a fixed target number of restricted shares and stock options for incentive equity awards. The Board and Compensation Committee believe the use of a “value transfer” method rather than the use of a fixed target number of shares, is a more reasonable approach in that it eliminates volatility in the value of awards based on short-term changes in the price of our Common Stock and is more consistent with market practice.

Incentive equity awards under the LTIP are made on an annual basis, and are discretionary and subject to approval by the Compensation Committee and/or Board. Awards to individual participants under the LTIP are based on an evaluation of a number of factors, including:

•	performance of the participant for the applicable year;

•	the participant’s level of responsibilities and relative contribution to the Company’s business;

•	a competitive assessment of awards at peer group companies;

•	history of equity awards to the participant; and

•	other factors deemed relevant by the Compensation Committee and/or Board.

Each participant’s individual performance for the applicable year is evaluated against his or her individual performance objectives for that year. A “Meets Expectations” performance is typically the threshold requirement to receive an equity award under the LTIP. Awards below this performance level may be considered on an exception basis in the discretion of the Compensation Committee and/or the Board.

The amounts of potential incentive equity awards that could be granted in 2013 under the LTIP (expressed as a percentage of annual base salary) based on performance during 2012, are summarized below:

	Performance
Position	Lower End	Target	Maximum
President/CEO	130%	175%	220%
CFO/COO	90%	125%	160%
EVP and SVP	55%	75%	95%

The percentages set forth above were established at levels that the Compensation Committee believed represented an appropriate long-term incentive compensation value for each executive, based on the results of a competitive assessment of long-term incentive awards at peer group companies developed by the Compensation Committee in consultation with its independent compensation consultant, PM&P. Awards under the LTIP consist of 40% restricted stock and 60% stock options, based on the market value of the awards on the date of grant.

Once the aggregate dollar value of an award has been established by applying the appropriate percentage to a participant’s base salary, the award is converted into shares based on a valuation of the restricted stock and stock option portions of the award as of the grant date. Restricted stock is valued based on the average of the high and low stock price on the grant date as reported on the NASDAQ Stock Market and stock options are valued based on a corresponding Black-Scholes value.

Stock option awards granted under the LTIP have an exercise price equal to the fair market value of the Company’s common stock on the date of grant, which is calculated using the average high and low stock price on that date. Stock options generally vest over four years, with the first 25% vesting after one year and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock generally vest in equal annual installments over a three-year period. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Compensation Committee believes the terms of its incentive equity awards to executives are competitive with the terms of equity awards offered at comparable medical diagnostics and healthcare companies.

Equity awards are generally made by the Compensation Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January or early February of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers have been prepared. Equity awards approved by the Compensation Committee for the CEO are then reviewed and approved by the Board. In addition to the annual equity awards, the Compensation Committee may approve stock option and restricted stock awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards. Notwithstanding the terms of the LTIP, equity awards are made at the discretion of the Compensation Committee or Board.

Effective February 1, 2013, the Compensation Committee approved stock option and restricted stock awards for the NEOs under the LTIP based on the performance evaluations of such officers for 2012, as summarized below. A description of the basis for each NEO’s 2012 performance evaluation is set forth above under the Section entitled, “2013 Base Salaries,” in this Proxy Statement.

Executive Officer	Performance Evaluation	Restricted Stock	Stock Options	Award Value (% of Base Salary)
Douglas A. Michels President and Chief Executive Officer	Meets	62,456 Shs	181,883 Shs	200%

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	Meets/Exceeds	34,180 Shs	99,540 Shs	140%

Stephen R. Lee, Ph.D. Former Executive Vice President, Research and Development	Exceeds	19,796 Shs	57,649 Shs	95%

Anthony Zezzo II Executive Vice President, Marketing and Sales	Does Not Meet	11,304 Shs	32,921 Shs	55%

Jack E. Jerrett Senior Vice President and General Counsel	Meets/Exceeds	15,057 Shs	43,850 Shs	85%

Other Compensation

We provide minimal additional benefits outside of our primary elements of compensation, as follows:

Retirement Programs

All of our employees, including executive officers, are eligible to participate in our 401(k) profit sharing plan (the “401(k) Plan”). We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Payments of employer-provided benefits accrued for a 401(k) Plan participant will be made upon retirement or upon termination of employment prior to retirement, provided certain vesting conditions have been met by the participant prior to termination. In addition, the Company maintains the OraSure Technologies, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) for the benefit of the Company’s highly compensated employees, including all of the NEOs, and its non-employee Directors. The Deferred Compensation Plan allows participants to defer up to 100% of their annual base salaries (or fees in the case of non-employee Directors) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock awarded to the participant. The Company may also make discretionary contributions to the participants’ accounts that vest over one or more years as determined by the Company, as well as upon death, disability or a change in control. Since the Deferred Compensation Plan was put in place, the Company has made no discretionary contributions. Participants may elect to receive distributions of deferred amounts on a specified date, separation from service, a change in control, disability and/or death.

Perquisites and Other Compensation

As a general matter, the Compensation Committee and Board do not believe that executive officers should be treated differently than other employees by receiving special perquisites unrelated to our general compensation program. Therefore, our healthcare, disability, and other insurance programs and benefits are the same for all eligible employees, including executive officers. Executive officers do not receive any additional perquisites.

Potential Payments Upon Termination or Change in Control Pursuant to Employment Agreements

The Company has entered into employment agreements with each of the NEOs. In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and provide enhanced severance payments upon such terminations in connection with a “change in control” of the Company. The terms of these agreements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change in Control,” in this Proxy Statement. The Compensation Committee believes that these agreements are generally consistent with industry practice at peer group companies, provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and the executives in the event of a change in control of the Company.

Accounting and Tax Treatment of Compensation.

In approving the amount and form of compensation for the NEOs, the Compensation Committee considers all elements of the cost to the Company of providing such compensation, including accounting and tax implications. In particular, it considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) which disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and for the three most highly compensated officers (other than the Chief Financial Officer) unless compensation is performance-based. The Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

Compensation Recoupment Policy

The Board has adopted a compensation recoupment or “clawback” policy, applicable to all officers subject to Section 16 of the Exchange Act. Under this policy, the Board and the Compensation Committee are permitted to recoup any excess compensation, including incentive cash bonuses, restricted stock, stock options or other compensation, which was awarded to a covered officer based on financial statements of the Company when such statements are required to be restated as a result of the misconduct of the covered officer. The Board and the Compensation Committee have discretionary authority to pursue all available remedies, including recoupment of all or part of the excess compensation and disciplinary action against the officer whose misconduct resulted in the restatement. The recovery period for recoupment of any compensation is up to three years preceding the date on which the Company is required to prepare and file the restated financial statements. This policy has been proactively adopted in advance of final guidance under Section 954 of the Dodd-Frank Act, and will be amended to conform with this Section when final guidance is available.

Summary Compensation Table

The following table summarizes the compensation of our CEO and the other NEOs, for the fiscal years ended December 31, 2013, 2012 and 2011:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compen- sation [3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compen- sation[4] ($)	Total ($)
Douglas A. Michels President and Chief Executive Officer	2013	$563,408		$440,003	$659,799	$469,470	—	$4,000	$2,136,680
	2012	$548,750		$414,007	$990,784	$196,600	—	$4,000	$2,154,141
	2011	$516,827		$558,488	$552,471	$369,000	—	$4,000	$2,000,786

Ronald H. Spair	2013	$442,450		$240,798	$361,091	$263,390	—	$4,000	$1,311,729
Chief Financial Officer	2012	$429,308		$247,202	$617,321	$166,000	—	$4,000	$1,463,831
and Chief Operating Officer	2011	$411,538		$335,225	$331,825	$209,900	—	$4,000	$1,292,488

Stephen R. Lee, Ph.D5.	2013	$377,535		$139,463	$209,128	$159,820	—	$4,000	$889,946
Former Executive Vice	2012	$366,654		$107,404	$161,101	$123,000	—	$4,000	$762,159
President, Research and Development	2011	$357,692		$122,563	$121,183	$116,700	—	$4,000	$722,138

Anthony Zezzo II Executive Vice President Marketing and Sales	2013	$362,000		$79,637	$119,424	$191,320	—	—	$752,381
	2012	$361,539		$119,004	$178,500	$—	—	—	$659,043
	2011	$336,539		$445,125	$294,090	$142,600	—	—	$1,218,354

Jack E. Jerrett Senior Vice President and General Counsel	2013	$319,662		$106,077	$159,070	$133,180	—	$4,000	$721,989
	2012	$311,538		$114,000	$171,001	$83,900	—	$4,000	$684,439
	2011	$299,038		$72,213	$71,453	$127,000	—	$4,000	$573,704

(1)	The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to the NEOs during the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 10 to the Company’s audited consolidated financial statements for the year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2014 (the “2013 10-K Report”).

(2)	The values set forth in this column reflect the aggregate grant date fair value of stock option awards made to the NEOs during the applicable year, computed in accordance with FASB ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 10 to the Company’s audited consolidated financial statements for the year ended December 31, 2013, included in the Company’s 2013 10-K Report.

(3)	The indicated amounts reflect incentive cash bonuses paid to the NEOs pursuant to an Incentive Plan, based on performance during the applicable year. For a description of incentive cash bonus payments for performance during 2013, see the Section entitled, “2013 Annual Incentive Cash Bonuses,” in the CD&A.

(4)	The indicated amounts reflect cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which was offered to all employees of the Company during each of the indicated years.

(5)	Dr. Lee retired from the Company effective February 28, 2014.

Grants of Plan-Based Awards

The following table summarizes information concerning possible incentive cash bonuses and possible and actual restricted stock and stock option awards for the NEOs during the fiscal year ended December 31, 2013 as well as possible payouts under the 2013 Incentive Plan:

Name	Grant Date[1]	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]			All other Stock Awards: Number Of Shares Of Stock Or Units[4] (#Shs.)	All other Option Awards: Number Of Securities Underlying Options[4] (#Shs.)	Exercise or Base Price of Option Awards[5] ($/Sh)	Grant Date Fair Value of Stock and Option Awards[6] ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shs.)	Target (# Shs.)	Maximum (# Shs.)
Douglas A. Michels	2/01/13	—	—	—	—	—	—	62,456		—	$440,003
President and Chief	2/01/13	—	—	—	—	—	—	—	181,883	$7.045	$659,799
Executive Officer	N/A	$197,400	$394,800	$592,200	40,596 RS	54,649 RS	68,701 RS	—	—	—	N/A
	N/A	—	—	—	118,260 SO	159,196 SO	200,132 SO	—	—	—	N/A

Ronald H. Spair	2/01/13	—	—	—	—	—	—	34,180	—	—	$240,798
Chief Financial Officer and	2/01/13	—	—	—	—	—	—	—	99,540	$7.045	$361,091
Chief Operating Officer	N/A	$110,750	$221,500	$332,500	21,973 RS	30,518 RS	39,063 RS	—	—	—	N/A
	N/A	—	—	—	64,009 SO	88,902 SO	113,794 SO	—	—	—	N/A

Stephen R. Lee, Ph.D.	2/01/13	—	—	—	—	—	—	19,796	—	—	$139,463
Former Executive Vice President,	2/01/13	—	—	—	—	—	—	—	57,649	$7.045	$209,128
Research and Development	N/A	$75,600	$151,200	$226,800	11,461 RS	15,628 RS	19,796 RS	—	—	—	N/A
	N/A	—	—	—	33,386 SO	45,526 SO	57,666 SO	—	—	—	N/A

Anthony Zezzo II	2/01/13	—	—	—	—	—	—	11,304	—	—	$79,637
Executive Vice President,	2/01/13	—	—	—	—	—	—	—	32,921	$7.045	$119,424
Marketing and Sales	N/A	$72,400	$144,800	$217,200	11,304 RS	15,415 RS	19,526 RS	—	—	—	N/A
	N/A	—	—	—	32,931 SO	44,906 SO	56,881 SO	—	—	—	N/A

Jack E. Jerrett	2/01/13	—	—	—	—	—	—	15,057	—	—	$106,077
Senior Vice President	2/01/13	—	—	—	—	—	—	—	43,850	$7.045	$159,070
and General Counsel	N/A	$56,000	$112,000	$168,000	9,743 RS	13,286 RS	16,829 RS	—	—	—	N/A
	N/A	—	—	—	28,382 SO	38,703 SO	49,024 SO	—	—	—	N/A

(1)	Annual incentive equity awards to NEOs, consisting of a combination of restricted stock (“RS”) and stock options (“SO”), were determined for 2013 pursuant to the LTIP, based on performance during 2012. Annual equity awards made during 2013 were approved by the Compensation Committee effective on February 1, 2013. For a description of these equity awards and their terms, see the Section entitled, “2013 Long-Term Incentive Awards,” in the CD&A.

(2)	The indicated amounts represent potential incentive cash bonus payments to the NEOs under the 2013 Incentive Plan. On January 27, 2014, bonus payments under the 2013 Incentive Plan were approved by the Compensation Committee for the NEOs, based on performance during 2013. A further description of the payments approved under the 2013 Incentive Plan is set forth in the Section entitled, “2013 Annual Incentive Cash Bonuses,” in the CD&A.

(3)	The indicated amounts represent the potential number of shares which could have been granted to the NEOs in 2013 in the form of restricted stock and stock options pursuant to the LTIP, based on each officer’s performance during 2012. For restricted stock, the individual share numbers were calculated by dividing 40% of the long-term incentive targets for each NEO set forth in the LTIP by the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the date of grant. For stock options, the individual option numbers were calculated by dividing 60% of the long-term incentive targets for each NEO set forth in the LTIP by the corresponding estimated Black-Scholes value of the Company’s Common Stock on the date of grant.

(4)	The indicated amounts represent the actual number of restricted shares granted to the NEOs in 2013 under the LTIP, based on performance during 2012. Specific RS and SO awards were approved by the Compensation Committee for the NEOs effective on February 1, 2013 based on performance during 2012. A further description of these equity awards and their terms is set forth in the Section entitled, “2013 Long-Term Incentive Awards,” in the CD&A.

(5)	The exercise price for stock options is the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ on such date.

(6)	The indicated amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes information regarding unexercised stock options and unvested restricted stock held by the NEOs as of December 31, 2013:

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas A. Michels President and Chief Executive Officer	12,597	—		—	$5.60	1/26/2015	—		—	—	—
	67,500	—		—	$9.56	1/23/2016	—		—	—	—
	45,000	—		—	$8.28	2/01/2017	—		—	—	—
	56,250	—		—	$8.06	2/01/2018	—		—	—	—
	90,990	—		—	$2.81	1/23/2019	—		—	—	—
	100,232	2,133	3(a)	—	$5.19	1/25/2020	—		—	—	—
	136,920	56,380	3(b)	—	$6.63	2/01/2021	—		—	—	—
	92,104	108,850	3(c)	—	$11.30	2/01/2022	—		—	—	—
	—	181,883	3(d)	—	$7.05	2/01/2023	—		—	—	—
	—	—		—	—	—	12,960	3(e)	$81,518	—	—
	—	—		—	—	—	28,100	3(f)	$176,749	—	—
	—	—		—	—	—	24,436	3(g)	$153,702	—	—
	—	—		—	—	—	62,456	3(h)	$392,848	—	—

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	100,000	—		—	$8.20	1/14/2014	—		—	—	—
	27,000	—		—	$5.60	1/26/2015	—		—	—	—
	27,000	—		—	$9.56	1/23/2016	—		—	—	—
	45,000	—		—	$8.28	2/01/2017	—		—	—	—
	45,500	—		—	$8.06	2/01/2018	—		—	—	—
	18,720	—		—	$2.81	1/23/2019	—		—	—	—
	81,089	1,726	4(a)	—	$5.19	1/25/2020	—		—	—	—
	82,237	33,863	4(b)	—	$6.63	2/01/2021	—		—	—	—
	57,386	67,821	4(c)	—	$11.30	2/01/2022	—		—	—	—
	—	99,540	4(d)	—	$7.05	2/01/2023	—		—	—	—
	—	—		—	—	—	16,866	4(e)	$106,087	—	—
	—	—		—	—	—	14,590	4(f)	$91,771	—	—
	—	—		—	—	—	34,180	4(g)	$214,992	—	—

Stephen R. Lee, Ph.D. Former Executive Vice President, Research and Development	85,000	—		—	$8.97	9/23/2015	—		—	—	—
	18,000	—		—	$9.56	1/23/2016	—		—	—	—
	8,689	—		—	$8.28	2/01/2017	—		—	—	—
	22,500	—		—	$8.06	2/01/2018	—		—	—	—
	9,100	—		—	$2.81	1/23/2019	—		—	—	—
	21,797	948	5(a)	—	$5.19	1/25/2020	—		—	—	—
	19,433	12,367	5(b)	—	$6.63	2/01/2021	—		—	—	—
	14,976	17,699	5(c)	—	$11.30	2/01/2022	—		—	—	—
	—	57,649	5(d)	—	$7.05	2/01/2023	—		—	—	—
	—	—		—	—	—	6,166	5(e)	$38,784	—	—
	—	—		—	—	—	6,339	5(f)	$39,872	—	—
	—	—		—	—	—	19,796	5(g)	$124,517	—	—

Anthony Zezzo II Executive Vice President, Marketing and Sales	83,854	31,146	6(a)	—	$5.94	1/03/2021	—		—	—	—
	16,593	19,611	6(b)	—	$11.30	2/01/2022	—		—	—	—
	—	32,921	6(c)	—	$7.05	2/01/2023	—		—	—	—
	—	—		—	—	—	25,000	6(d)	$157,250	—	—
	—	—		—	—	—	7,024	6(e)	$44,181	—	—
	—	—		—	—	—	11,304	6(f)	$71,102	—	—

Jack E. Jerrett Senior Vice President and General Counsel	18,195	—		—	$8.20	1/14/2014	—		—	—	—
	15,000	—		—	$5.60	1/26/2015	—		—	—	—
	18,000	—		—	$9.56	1/23/2016	—		—	—	—
	12,000	—		—	$8.28	2/01/2017	—		—	—	—
	12,000	—		—	$8.06	2/01/2018	—		—	—	—
	6,065	—		—	$2.81	1/23/2019	—		—	—	—
	29,717	633	7(a)	—	$5.19	1/25/2020	—		—	—	—
	17,708	7,292	7(b)	—	$6.63	2/01/2021	—		—	—	—
	15,896	18,787	7(c)	—	$11.30	2/01/2022	—		—	—	—
	—	43,850	7(d)	—	$7.05	2/01/2023	—		—	—	—
	—	—		—	—	—	3,633	7(e)	$22,852	—	—
	—	—		—	—	—	6,728	7(f)	$42,319	—	—
	—	—		—	—	—	15,057	7(g)	$94,709	—	—

(1)	The table does not include restricted stock or stock options awarded to the NEOs in February 2014 pursuant to the LTIP in respect of performance during 2013.

(2)	Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary.

(3)	The indicated stock options and restricted stock vest as follows:
(a)	2,133 options on January 25, 2014;
(b)	4,027 options on the 1st of each month, from January 1, 2014 through February 1, 2015;
(c)	4,186 options on the 1st of each month, from January 1, 2014 through February 1, 2016;
(d)	45,471 options on February 1, 2014 and 3,789 options on the 1st of each month, from March 1, 2014 through February 1, 2017;
(e)	6,480 restricted shares on March 31 and June 30, 2014;
(f)	28,100 restricted shares on February 1, 2014;
(g)	12,218 restricted shares on February 1, 2014 and 2015; and
(h)	20,818 restricted shares on February 1, 2014, 2015 and 2016.

(4)	The indicated stock options and restricted stock vest as follows:
(a)	1,726 options on January 25, 2014;
(b)	2,419 options on the 1st of each month, from January 1, 2014 through February 1, 2015;
(c)	2,608 options on the 1st of each month, from January 1, 2014 through February 1, 2016;
(d)	24,885 options on February 1, 2014 and 2,074 options on the 1st of each month, from March 1, 2014 through February 1, 2017;
(e)	16,866 restricted shares on February 1, 2014;
(f)	7,289 restricted shares on February 1, 2014 and 2015; and
(g)	11,393 restricted shares on February 1, 2014, 2015 and 2016.

(5)	The indicated stock options and restricted stock vest as follows:
(a)	948 options on January 25, 2014;
(b)	883 options on the 1st of each month, from January 1, 2014 through February 1, 2015;
(c)	681 options on the 1st of each month, from January 1, 2014 through February 1, 2016;
(d)	14,412 options on February 1, 2014 and 1,201 options on the 1st of each month, from March 1, 2014 through February 1, 2017;
(e)	6,166 restricted shares on February 1, 2014;
(f)	3,169 restricted shares on February 1, 2014 and 2015; and
(g)	6,599 restricted shares on February 1, 2014, 2015 and 2016.

(6)	The indicated stock options and restricted stock vest as follows:
(a)	2,396 options on the 3rd of each month, from January 3, 2014 through January 3, 2015;
(b)	754 options on the 1st of each month, from January 1, 2014 through February 1, 2016;
(c)	8,230 options on February 1, 2014 and 686 options on the 1st of each month, from March 1, 2014 through February 1, 2017;
(d)	25,000 restricted shares on January 3, 2014;
(e)	3,512 restricted shares on February 1, 2014, 2015; and
(f)	3,768 restricted shares on February 1, 2014, 2015 and 2016.

(7)	The indicated stock options and restricted stock vest as follows:
(a)	633 options on January 25, 2014;
(b)	521 options on the 1st of each month, from January 1, 2014 through February 1, 2015;
(c)	723 options on the 1st of each month, from January 1, 2014 through February 1, 2016;
(d)	10,963 options on February 1, 2014 and 913 options on the 1st of each month, from March 1, 2014 through February 1, 2017;
(e)	3,633 restricted shares on February 1, 2014;
(f)	3,364 restricted shares on February 1, 2014 and 2015; and
(g)	5,019 restricted shares on February 1, 2014, 2015 and 2016.

(8)	The indicated values were determined by multiplying the number of unvested shares of restricted stock shown in this table by $6.29 per share, the closing price of the Company’s Common Stock as reported by NASDAQ on December 31, 2013.

Option Exercises and Stock Vested

The following table summarizes information with respect to the exercise of stock options and vesting of restricted stock for each of the NEOs during the fiscal year ended December 31, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting[1] ($)
Douglas A. Michels President and Chief Executive Officer	—	—	86,344	$562,656

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	—	—	40,429	$282,789

Stephen R. Lee, Ph.D. Former Executive Vice President, Research and Development	—	—	18,277	$127,644

Anthony Zezzo II Executive Vice President, Marketing and Sales	—	—	28,512	$204,742

Jack E. Jerrett Senior Vice President and General Counsel	—	—	12,954	$90,516

(1)	The indicated amounts were calculated by multiplying the number of restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the vesting date.

Retirement Benefits

The NEOs are eligible to participate in our 401(k) Plan on the same terms and conditions applicable to all of our employees. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Retirement Programs,” in the CD&A.

Nonqualified Deferred Compensation

The OraSure Technologies, Inc. Deferred Compensation Plan (the “Plan”) is a non-qualified deferred compensation plan designed to provide deferred compensation benefits to a select group of the Company’s highly compensated employees, including all of the NEOs, and to non-employee members of the Board.

The Plan allows for deferrals by participants of up to 100% of their annual base salaries (or in the case of non-employee Directors, 100% of fees payable under the Company’s Non-Employee Director Compensation Policy) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock awarded under the Company’s Stock Award Plan. The Company may also make discretionary contributions to the accounts of employees participating in the Plan. Cash balances in participants’ accounts may be invested in a list of investment options that are similar to the fund choices offered in the Company’s 401(k) plan. Participants will be permitted to sell vested restricted shares in their accounts, subject to compliance with the Company’s Insider Trading Policy and applicable securities laws, and invest the proceeds of any such sale in the investment options available under the Plan. Participants will be 100% vested in their accounts and the restricted shares they defer, except that Company contributions will vest over one or more years as determined by the Company. In the event of death, disability or change in control, a participant will become 100% vested in any then unvested Company contributions.

Participants may elect to receive a distribution from his or her account upon a specified date, separation from service, change in control, disability and/or death. Distributions will be made in a lump sum or installments, as allowed under the Plan.

Amounts contributed to a participant’s account through elective deferrals or through the Company’s discretionary contributions are generally not subject to income tax, and the Company does not receive a deduction until they are distributed pursuant to the Plan. However, cash deferrals are subject to the Federal Insurance Contributions Act Tax imposed at the time of deferral (the “FICA tax”). Deferrals of restricted shares are subject to the FICA tax at the time the restricted shares vest, but are not subject to income tax, and the Company does not receive the deduction until the restricted shares are distributed pursuant to the Plan. The Company may amend or terminate the Plan at any time in accordance with applicable law.

The following table summarizes information for each NEO with respect to the Plan for the fiscal year ended December 31, 2013:

Name	Executive Contributions[1] ($)	Registrant Contributions ($)	Aggregate Earnings[2] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/13[1,2] ($)
Douglas A. Michels President and Chief Executive Officer	—	—	—	—	—

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	$353,200	—	$55,306	—	$408,506

Stephen R. Lee, Ph.D. Former Executive Vice President, Research and Development	$44,000	—	$16,328	—	$97,036

Anthony Zezzo II Executive Vice President, Marketing and Sales	—	—	—	—	—

Jack E. Jerrett Senior Vice President and General Counsel	—	—	—	—	—

(1)	The indicated amounts of NEO contributions have been reported as compensation in the Summary Compensation Table for 2013.

(2)	There were no earnings or deferred compensation at above market or preferential rates and, therefore, no earnings have been reported as compensation in the Summary Compensation Table for 2013. Aggregate earnings include dividends and interest earned during the period, as well as the net unrealized appreciation of the underlying investments in the participant’s account.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with all of our NEOs. We believe such agreements are necessary to attract and retain critical talent, and are in-line with market practices.

Mr. Michels has an employment agreement with the Company that provides for the various components of compensation described in the CD&A. In addition, upon a termination of employment, Mr. Michels’ contract provides for certain post-employment severance and other benefits, as described below.

Mr. Michels’ employment agreement will terminate upon his death or disability. In addition, Mr. Michels may terminate his employment at any time and for any reason upon 90 days written notice to the Company, for “good reason” (as defined below), or following a “change in control” (as defined below). Mr. Michels’ employment agreement can also be terminated by the Company for “cause” (as defined below) or without “cause.”

As used in the agreement, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) any diminution in Mr. Michels’ base compensation or authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the person to whom Mr. Michels reports, including a change in Mr. Michels’ reporting obligation from the Board to another employee of the Company, if applicable, (iv) a material diminution of the budget over which Mr. Michels exercises control, or (v) a material change in Mr. Michels’ job location.

A “change in control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•

any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

•

any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

•

a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

•

a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

A “change in control period” is the period which begins on the occurrence of a change in control and ends 18 months thereafter.

Upon the termination of Mr. Michels’ employment upon his death or disability, by Mr. Michels for any reason other than good reason or by the Company for cause, Mr. Michels will be entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid and, in the case of a termination upon his death or disability, a cash bonus for the calendar year in which termination occurs that Mr. Michels would have received but for his death or disability, prorated through the date of death or commencement of disability. Upon termination of the agreement by Mr. Michels with good reason or after a change in control or by the Company without cause (which includes the Company’s failure to renew the agreement), Mr. Michels would be entitled to receive his salary through the date of termination and any bonus that has been approved by the Board or the Compensation Committee prior to the date of termination but not yet paid, a cash bonus for the calendar year in which termination occurs equal to Mr. Michels’ target bonus for such year, and for a period of one year after the date of termination, benefits for Mr. Michels and/or his family at levels substantially equal to those that would have been provided to them by the Company if Mr. Michels’ employment had not been terminated. If termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and does not occur during a change in control period, Mr. Michels would also receive a lump sum amount equivalent to 12 months of his annual salary.

If, however, termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and occurs during a change in control period, or if termination is by Mr. Michels after a change in control, Mr. Michels will receive a lump sum amount equivalent to 36 months of his annual salary. If Mr. Michels is a “specified employee” within the meaning of Code Section 409A at the time of the termination of his employment and any of the foregoing payments would subject him to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment. Mr. Michels’ agreement also provides that the Company will pay an amount equal to the first $1.0 million of excise tax incurred under Section 280G of the Code on compensation paid to Mr. Michels upon a change in control.

Upon termination of Mr. Michels’ employment as a result of disability, for good reason, by the Company without cause or by Mr. Michels after a change of control, Mr. Michels can elect to receive medical and dental insurance coverage for himself and his family under any plans offered by the Company to the extent the Company is self insured or coverage for former employees is available on reasonable terms (as determined by the Company) from the Company’s providers of medical and dental coverage.

All stock awards granted to Mr. Michels are required to immediately vest (i) in the event of a change in control or (ii) if Mr. Michels’ employment is terminated for good reason by Mr. Michels or by the Company without cause during a change in control period, and 50% of such stock awards shall vest in the event Mr. Michels’ employment is terminated for good reason or by the Company without cause during any period other than a change in control period.

The termination and severance provisions in the employment agreements for the other NEOs are substantially similar to Mr. Michels’ employment agreement, with the following exceptions. The Company is obligated to pay an amount up to the first $500,000, rather than $1.0 million, of excise tax imposed under Section 280G of the Code on compensation paid as a result of a change in control for Messrs. Spair, Jerrett and Dr. Lee. Mr. Jerrett and Dr. Lee are entitled to receive severance payments equivalent to 24 months of their annual salary, rather than 36 months, in the event of a termination of their agreements for good reason or without cause during a change in control period or after a change in control. Beginning with Mr. Zezzo’s employment, however, the Board adopted a new policy with respect to executive employment agreements. As a result, Mr. Zezzo’s agreement does not provide for any reimbursement of excise taxes imposed under Section 280G of the Code, and his agreement does not include a “modified single trigger” allowing him to terminate for any reason and receive severance following a change in control. Instead, Mr. Zezzo will be entitled to receive severance equal to 24 months of his annual salary only if he is terminated for good reason or without cause during a change in control period.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their employment was terminated as of December 31, 2013:

Name	Benefit	Voluntary Termination or Termination for Cause	Termination for Death or Disability[1]	Termination for Good Reason or Without Cause Not Within Change in Control Period[1]	Termination after Change in Control, or for Good Reason or Without Cause Within Change in Control Period[1,2]
Douglas A. Michels	Salary Continuation	—	—	$564,000	$1,692,000
President and Chief	Bonus	—	$469,470	$394,800	$394,800
Executive Officer	Accelerated Option Vesting	—	—	$1,173	$2,346
	Accelerated Restricted Stock Vesting	—	$804,817	$402.409	$804,817
	Health Care Benefits	—	—	$13,219	$13,219

	Total	—	$1,274,287	$1,375,601	$2,907,182

Ronald H. Spair	Salary Continuation	—	—	$443,000	$1,329,000
Chief Financial	Bonus	—	$263,390	$221,500	$221,500
Officer and Chief	Accelerated Option Vesting	—	—	$949	$1,899
Operating Officer	Accelerated Restricted Stock Vesting	—	$412,850	$206,426	$412,850
	Health Care Benefits	—	—	$13,144	$13,144

	Total	—	$676,240	$885,019	$1,978,393

Stephen R. Lee, Ph.D.	Salary Continuation	—	—	$378,000	$756,000
Former Executive Vice President,	Bonus	—	$159,820	$151,200	$151,200
Research and	Accelerated Option Vesting	—	—	$521	$1,043
Development	Accelerated Restricted Stock Vesting	—	$203,173	$101,586	$203,173
	Health Care Benefits	—	—	$13,539	$13,539

	Total	—	$362,993	$644,846	$1,124,955

Anthony Zezzo II	Salary Continuation	—	—	$362,000	$724,000
Executive Vice	Bonus	—	$191,320	$144,800	$144,800
President, Marketing	Accelerated Option Vesting	—	—	$5,528	$11,057
and Sales	Accelerated Restricted Stock Vesting	—	$272,533	$136,266	$272,533
	Health Care Benefits	—	—	$3,371	$3,371

	Total	—	$463,853	$651,965	$1,155,761

Jack E. Jerrett	Salary Continuation	—	—	$320,000	$640,000
Senior Vice President	Bonus	—	$133,180	$112,000	$112,000
and General Counsel	Accelerated Option Vesting	—	—	$348	$696
	Accelerated Restricted Stock Vesting	—	$159,880	$79,940	$159,880
	Health Care Benefits	—	—	$12,970	$12,970

	Total	—	$293,060	$525,258	$925,546

(1)	The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $6.29 per share closing price for the Company’s Common Stock, as reported by NASDAQ on December 31, 2013, over the applicable exercise price for each option. The indicated values for the accelerated vesting of restricted stock reflect the $6.29 per share closing price on December 31, 2013 multiplied by the number of shares which would vest on an accelerated basis.

(2)	The Company will also pay a portion of any excise tax incurred under Section 280G of the Internal Revenue Code on compensation paid to the NEOs (other than Mr. Zezzo) in the event of a change in control in an amount up to $1.0 million for Mr. Michels and $500,000 for such other NEOs.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the Section entitled, “Compensation Discussion and Analysis,” contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s 2013 10-K Report and Proxy Statement for the 2014 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

Roger L. Pringle, Chairman

Ronny B. Lancaster

Gerald Ostrov

Stephen S. Tang, Ph.D.

Douglas G. Watson

April 8, 2014

2013 Director Compensation

Annual Fees.    Under our Non-Employee Director Compensation Policy (“Director Policy”), non-employee members of the Board receive fixed annual fees for service on the Board and Committees of the Board, as set forth below. The fees are paid quarterly in arrears.

Position	Annual Fee
Board Chairman	$60,000
Non-Chairman Board Member	$40,000
Audit Chairman	$18,000
Compensation Chairman	$15,000
N&CG Chairman	$8,000
Non-Chairman Audit Member	$8,000
Non-Chairman Compensation Member	$6,000
Non-Chairman N&CG Member	$4,000

Initial Equity Awards.    Non-employee Directors receive an initial grant of 40,000 stock options for the Company’s Common Stock upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any non-employee Director who becomes Chairman of the Board (the “Chairman Grant”). The options granted to non-employee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on the NASDAQ Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vest on a monthly basis over the 24 months immediately following the grant date. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

Annual Equity Awards.    Under the Director Policy, each non-employee Director receives an annual grant of restricted shares (the “Annual Grant”) of the Company’s Common Stock. In the past, these Annual Grants were made on the annual equity grant date for officers and other employees of the Company. In November 2011, the Board amended the Director Policy to change both the method of determining and the timing of Annual Grants to non-employee Directors. The method was changed from an annual award of a fixed number of restricted shares to a value transfer award method similar to that used for our executives under the LTIP. The dollar values of the Annual Awards were determined by the Compensation Committee and Board based on advice from PM&P and an assessment of director equity awards made at comparable medical diagnostics and healthcare companies. The Board also changed the timing of Annual Grants to occur at the same time as the Company’s Annual Meeting of Stockholders, beginning with the Annual Grants made in 2013.

Under the amended Director Policy, as described above, Annual Grants of restricted shares are made pursuant to the values set forth in the following table:

Board Position	Award Grant Value
Chairman	$120,000
Non-Chairman Director	$80,000

The dollar value of each Annual Grant is converted into restricted shares by dividing the above values by the average of the high and low sales prices of the Company’s Common Stock, as reported on the NASDAQ Stock Market, on the grant date. Annual Grants of restricted stock will vest on the date that is twelve months from the date of grant. Non-employee Directors are permitted to direct the Company to withhold restricted shares in order to pay tax withholding obligations arising upon the vesting of such shares.

Equity Award Terms.    Any unvested stock options and restricted shares granted to non-employee Directors will vest in their entirety immediately upon the occurrence of a “change of control” of the Company. As defined in the Company’s Stock Award Plan, a change of control means a change of control that would be required to be reported under the Securities Exchange Act of 1934, as amended, and would be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. In addition, if a non-employee Director leaves the Board for any reason other than a change of control, prior to the end of the vesting period for the Annual Grant of restricted shares, such award shall immediately vest on a pro-rata basis based on the actual duration of such Director’s service to the Board during such vesting period.

Deferred Compensation.    Non-employee Directors are permitted to defer all or a portion of the fees and grants of restricted shares under the Company’s Non-Qualified Deferred Compensation Plan, on terms similar to those applicable to our officers.

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2013:

Name[1,2]	Fees Earned or Paid in Cash ($)	Stock Awards[4] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Celano	$62,000	$79,998	—	—	—	—	$141,998
Ronny B. Lancaster	$54,000	$79,998	—	—	—	—	$133,998
Gerald M. Ostrov	$46,000	$79,998	—	—	—	—	$125,998
Charles W. Patrick[3]	$52,000	$79,998	—	—	—	—	$131,998
Roger L. Pringle	$59,000	$79,998	—	—	—	—	$138,998
Stephen S. Tang, Ph.D.	$54,000	$79,998	—	—	—	—	$133,998
Douglas G. Watson	$74,000	$119,999	—	—	—	—	$193,999

(1)	Because Messrs. Michels and Spair are officers of the Company, they are not entitled to any separate compensation for service on the Board or any Committee thereof and have not been included in this table.

(2)	Non-employee Directors held the following number of restricted shares (“RSs”) and stock options (“SOs”) at December 31, 2013: Mr. Celano: 17,505 RSs; 70,000 SOs; Mr. Lancaster: 17,505 RSs; 70,000 SOs; Mr. Ostrov: 17,505 RSs; 40,000 SOs; Mr. Patrick: 17,505 RSs; 70,000 SOs; Mr. Pringle: 17,505 RSs; 215,552 SOs; Dr. Tang: 17,505 RSs; 40,000 SOs; and Mr. Watson: 26,258 RSs; 140,000 SOs. The aggregate number of stock options and restricted shares held by Messrs. Michels and Spair are set forth in the table in the Section entitled, “Outstanding Equity Awards at Fiscal Year-End,” in this Proxy Statement.

(3)	The indicated amounts include $52,000 in fees and $79,998 in restricted stock deferred by Mr. Patrick pursuant to the Company’s Non-Qualified Deferred Compensation Plan.

(4)	The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to non-employee Directors during 2013, computed in accordance with FAS ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth in footnote 10 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2013, included in the Company’s 2013 10-K Report.

Compensation Committee Interlocks and Insider Participation

Ronny B. Lancaster, Gerald Ostrov, Roger L. Pringle, Stephen S. Tang, Ph.D. and Douglas G. Watson served as members of the Compensation Committee of the Board during 2013. None of these Directors has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

Compensation Risk Assessment

Management conducted a risk assessment of the Company’s compensation policies and practices, including its executive compensation program. In its review, management considered the attributes of the Company’s policies and practices and other factors, including:

•	The mix of fixed and variable compensation opportunities;

•	The balance between annual and long-term performance opportunities;

•	The corporate and individual performance objectives established for annual and long-term incentive compensation;

•	The internal controls and procedures in place to mitigate risks facing the Company, including the Company’s “clawback” policy and stock ownership guidelines; and

•	The risk that unintended consequences could result from various aspects of the Company’s compensation policies and practices.

Based on its review and assessment, management concluded that the Company’s policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incentivize employees to take unnecessary or excessive risks. The Company also concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse affect on the Company.

Proposal No. 3. Advisory (Non-Binding) Vote to Approve Executive Compensation

Background

Section 14A of the Exchange Act, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), requires that stockholders be given the opportunity to vote to approve, on an advisory (non-binding) basis, no less frequently than once every three years, the compensation of our NEOs. Based on feedback received at our 2011 Annual Meeting, the Board determined that such a vote should be held on an annual basis until the next advisory vote on frequency. Thus, following this vote, the next time the Company will hold a non-binding advisory vote on the compensation of our NEOs will be at our 2015 Annual Meeting.

The vote on the resolution recommended below is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs. As described more fully under the Section entitled, “Executive Compensation,” including the CD&A and the related tables and narrative, our compensation program is performance-based and is designed to pay executives for performance by offering rewards for the achievement of pre-determined financial and strategic objectives. In addition, our program is designed to align the interests of executives with the interests of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract, retain and motivate high quality executives, and meet strong corporate governance principles.

Compensation Program Highlights

You are urged to carefully review the “Executive Compensation” section of this Proxy Statement which contains a detailed discussion of our executive compensation program, including the 2013 compensation of our NEOs. We believe our compensation program rewards our executives for performance, follows sound corporate governance principles and is strongly aligned with the interests of our stockholders. Highlights of our compensation programs include the following:

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Alignment of Pay and Performance:    Our financial results for 2013 met or exceeded our operating plan and represented a substantial improvement over 2012, with a 13% increase in consolidated net revenues, a 26% reduction in consolidated net loss, and a $13.7 million improvement in cash generated from operations. Our molecular collection systems segment and our OraQuick® HCV product performed particularly well during the year. In contrast, the compensation paid to our NEOs for 2013 changed only modestly with both Messrs. Michels and Spair receiving less compensation than in 2012. We believe there is no misalignment between our performance and the compensation paid to Mr. Michels or the other NEOs.

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Performance Mix:    The vast majority of our NEOs’ compensation is performance-based. For example, approximately 73% of Mr. Michels’ 2013 compensation consisted of an incentive cash bonus and long-term incentive equity awards, which are awarded based on Company and/or individual performance. For the other NEOs, almost 60% of their aggregate 2013 compensation consisted of the same performance-based compensation.

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Diversified Portfolio:    Our executive compensation consists of a mix of cash/equity, fixed/variable and short-term/long-term compensation. Equity awards consist of a mix of restricted stock (40%) and stock options (60%).

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Performance Value of Options:    Because stock options only provide value to executives if the price of our stock increases after the date of grant, the issuance of 60% of an executive’s annual equity award as stock options means that the realizable value of long-term equity awards provided to executives is heavily weighted and dependent on the Company’s future performance.

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Long-Term Focus:    Equity awards are subject to long-term vesting requirements, with restricted shares vesting over 3 years and stock options vesting over a minimum of 4 years. Structuring our equity awards in this manner helps align the interests of our executives with the interests of our stockholders.

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Prudent Benchmarking:    The total compensation paid to executives is targeted at the 50th percentile of a peer group of comparable companies with an opportunity to earn up to the 75th percentile based on achievement of performance objectives. In response to recent feedback from our stockholders, we modified our peer group in 2013 to consist of companies in the medical diagnostic, healthcare and biotech industries more comparable in size to the Company based on total revenues and market value.

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No 280G Excise Tax Gross-Ups or Modified Single-Triggers Going Forward:    We have adopted a policy that any new employment agreement with an executive will not provide for the gross-up of excise tax obligations under Section 280G of the Internal Revenue Code or a “modified single trigger” under which the executive can voluntarily leave the Company after a change of control and receive severance even though there has been no adverse impact on the executive’s compensation or level of responsibilities.

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Independent Compensation Consultants:    The Board and Compensation Committee regularly utilize independent compensation consultants to provide compensation advice, including competitive assessments of our program compared to compensation paid to executives at the peer group of comparable medical diagnostic and healthcare companies.

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Recoupment Policy:    Our Board has adopted a compensation recoupment or “clawback” policy, under which the Board or Compensation Committee may recover excess compensation paid to our executives if our financial statements are restated due to misconduct by that executive.

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Stock Ownership Guidelines:    Messrs. Michels and Spair, and each non-employee member of the Board, are subject to stock ownership guidelines, measured as a multiple of annual base salary or cash fees, as applicable. In addition, each of these individuals is required to retain 25% of the shares received upon the vesting of restricted shares or the exercise of stock options until that individual complies with the applicable ownership multiple.

•	No Repricing: Our Stock Award Plan prohibits both the repricing and repurchase of under-water stock options or other equity awards without stockholder approval.

•	No Perquisites: We do not provide executives with any perquisites that are not offered to all employees of the Company.

•	Risk Review Process: We regularly assess the risks associated with our compensation programs.

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Anti-Hedging and Pledging Policy:    Employees and non-employee Directors are prohibited from engaging in hedging activities to offset fluctuations in their stock holdings or pledging their shares as collateral.

Vote Required; Board Recommendation

If a quorum is present, the affirmative vote of a majority of shares present, in person or by Proxy and entitled to vote at the Annual Meeting, is required to approve, on an advisory (non-binding) basis, the compensation paid to NEOs. Shares voted in person or represented by Proxy which are not voted for approval of our executive compensation (by voting no or abstaining) will have the effect of voting against this proposal. Broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for approval of our executive compensation, as disclosed in this Proxy Statement. Because this stockholder vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee and Board will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Based on the foregoing, the Board is requesting that stockholders vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your Board recommends that the stockholders vote FOR the approval of our executive compensation as described in the preceding resolution.

Proposal No. 4 - Amendment of OraSure Technologies, Inc. Stock Award Plan

General

On November 16, 1999, the Board of Directors of Epitope, Inc. adopted, subject to stockholder approval, the Epitope, Inc. 2000 Stock Award Plan (the “Award Plan”). The Award Plan was approved by Epitope’s stockholders on February 15, 2000. The Award Plan initially authorized for award a maximum of 2,500,000 shares of common stock of Epitope, plus the number of shares that were available for grant under the Epitope, Inc. 1991 Stock Award Plan on February 15, 2000, and such additional shares that become available under the terms of the Award Plan thereafter.

Effective September 29, 2000, in connection with the merger of Epitope and STC Technologies, Inc. into the Company (the “Merger”), the name of the Award Plan was changed to the OraSure Technologies, Inc. 2000 Stock Award Plan and the Award Plan was adopted by the Company. All options granted under the Award Plan prior to the merger were assumed by and became obligations of the Company.

Since the Merger, the Award Plan has been amended several times to increase the number of authorized shares, subject to stockholder approval, and to make certain additional amendments. Under the terms of the Award Plan, as of March 28, 2014, there were:

(a)	56,607,650 shares of the Company’s Common Stock outstanding;

(b)	853,512 shares of the Company’s Common Stock remaining available for grant under the Award Plan as stock options or other equity awards;

(c)	6,028,268 stock options issued and outstanding, with a weighted-average exercise price of $7.16 per share and a weighted average remaining contractual term of 6.9 years; and

(d)	770,290 restricted shares issued and unvested, with a weighted-average grant date fair value of $6.22 per share.

In light of the foregoing, the Board has approved and recommended for submission to stockholders an amendment to the Award Plan to increase in the number of shares of Common Stock authorized for grant under the Award Plan. A description of the proposed amendment and terms of the Award Plan, is set forth below.

Amendment to the Award Plan

In order to enable the Company to continue to attract and retain qualified Directors, officers, employees and outside advisors and to compensate its Directors, officers, employees and advisors in a manner that is competitive with compensation provided by other medical diagnostic companies, the Board determined that additional shares of Common Stock would need to be authorized for grants under the Award Plan. The Board believes that the proposed increase in the number of shares is necessary for retaining the flexibility to grant equity-based compensation at optimal levels to motivate and reward the Company’s Directors, officers, employees and advisors for their contributions to the success of the Company and the growth in the value of our stock. In addition, the Board wants to ensure that sufficient shares are available if needed to provide retention or other equity awards in connection with potential acquisitions or other business development activities.

Accordingly, subject to stockholder approval, the Board approved an amendment to the Award Plan to increase the number of authorized shares by 4,000,000 shares. As a result of this increase, there will be a total of 4,853,512 shares available under the Award Plan on or after March 28, 2014, subject to stockholder approval. The amendment also provides that any shares granted pursuant to the Award Plan as “full value” shares (i.e. Restricted Awards, Performance Awards or other stock-based Awards) shall be counted against the total available shares on the basis of one and a half shares for every such “full value” share granted. In approving these amendments, the Board considered various aspects of the Award Plan, including the number of shares subject to outstanding awards, the number of shares that remain available for future awards under the Award Plan, the Company’s historic grant rates, the cost of issuing additional shares, the impact of share dilution on existing stockholders, and the central role of equity compensation in our executive compensation program, as described more fully in the CD&A section of this Proxy Statement.

Because grants of future awards are based on a number of factors, including the achievement of both business and individual performance goals, the Board cannot currently predict the rate at which shares will become subject to future grants. However, the Board determined that the proposed increase in authorized shares will meet the Company’s needs under the Award Plan for the foreseeable future. A copy of the amendment to the Award Plan is attached to this Proxy Statement as Exhibit A.

Vote Required For Approval; Board Recommendation

Assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by Proxy at the Annual Meeting, is required for approval of the proposed amended and restated Award Plan. Shares voted in person or represented by a Proxy which are not voted for approval of the amended and restated Award Plan (by voting no or abstaining) will have the effect of voting against this proposal. Shares as to which a broker or other nominee has indicated on a duly executed and returned Proxy or otherwise advised us that it lacks voting authority will have no effect on the vote for this proposal.

Your Board recommends that stockholders vote FOR approval of the amendment to the Award Plan.

Summary of the Award Plan

A summary description of certain terms and provisions of the Award Plan follows.

Purpose

The purpose of the Award Plan is to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain, and reward employees, outside advisors, and Directors of the

Company and any subsidiaries. The Award Plan is intended to strengthen the mutuality of interests between employees, advisors, and Directors and the Company’s stockholders by offering equity-based incentives to promote the long-term growth, profitability and financial success of the Company.

Eligibility

The Award Plan provides for stock-based awards to (i) employees of the Company and any subsidiaries, if any (ii) members of advisory committees or other consultants to the Company or its subsidiaries (“Advisors”), and (iii) non-employee Directors of the Company. Persons who help the Company raise money by selling securities or who promote or maintain a market for the Company’s securities are not eligible to participate in the Award Plan as Advisors. In addition, only Advisors who, in the judgment of the Compensation Committee of the Board (the “Committee”), are or will be contributors to the long-term success of the Company, will be eligible to receive Awards (as defined below). As of March 28, 2014, the Company had 312 employees and seven non-employee Directors, all of whom are eligible to receive Awards under the Award Plan.

Administration of the Award Plan

The Committee administers the Award Plan and determines the persons who are to receive Awards and the types, amounts, and terms of Awards. For example, the Committee may determine the exercise price, the form of payment of the exercise price, the number of shares subject to an Award, and the date or dates on which an Award becomes exercisable. The Committee may delegate to one or more officers of the Company the authority to determine the recipients of and the types, amounts and terms of Awards granted to participants who are not Reporting Persons. Awards made by the Committee for the Company’s Chief Executive Officer are also reviewed and approved by the full Board.

The Award Plan will continue in effect until May 17, 2021 or until the Award Plan is otherwise terminated by the Board. Termination or expiration of the Award Plan will not affect outstanding Awards.

The Award Plan permits the Board to amend, suspend or terminate the Award Plan or any portion of the Award Plan. Stockholder approval is required if (i) any such action would increase the number of shares of Common Stock subject to the Award Plan, (ii) such action would decrease the price at which Awards may be granted, (iii) such action would result in an Award becoming fully vested, exercisable or earned in the event of a change in control prior to the consummation of the change in control or (iv) such approval is required by law or regulation or the rules of a stock exchange or over-the-counter trading system.

Awards

Awards that may be granted under the Award Plan include stock options, stock appreciation rights, restricted awards, performance awards, and other stock-based awards (collectively, “Awards”). The following is a brief summary of the various types of Awards that may be granted under the Award Plan.

Stock Options.    Options granted under the Award Plan may be either incentive stock options (“ISOs”), a tax-favored form of Award meeting the requirements of Section 422 of the Internal Revenue Code, as amended, or nonqualified options (“NQOs”), which are not entitled to special tax treatment. The Award Plan limits the maximum term of any option granted to a period not longer than ten years from the date of grant. The exercise price of any option granted under the Award Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant, except that in the case of an option granted to holders of 10% or more of the Company’s voting securities, the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant.

The agreement evidencing the grant of a stock option (the “Option Agreement”) will specify, as determined by the Committee, the time or times when the option is exercisable, in whole or in part, and the extent to which the option remains exercisable after the option holder ceases to be an employee, Advisor or nonemployee

Director of the Company. The Option Agreement may, in the discretion of the Committee, provide whether the option will become fully exercisable upon the death, disability or retirement of the option holder or upon a change in control of the Company. As a general matter, the option holder may not transfer an option except by testamentary will or the laws of descent and distribution. An option may be exercised by payment of the exercise price in cash or, at the discretion of the Committee, in any combination of cash, previously held shares of Common Stock or share equivalents, or with proceeds from the sale of shares subject to the option.

A “change in control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

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any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

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any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

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a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

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a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

Options granted to employees under the Award Plan generally vest over four years, with 25% of the grant vesting on the first anniversary of the grant date and the remaining 75% vesting ratably on a monthly basis over the next three years. Options granted to non-employee Directors in the past have generally vested ratably on a monthly basis over either a 12 or 24-month period, depending on the type of grant. Options granted under the Award Plan generally provide for accelerated vesting upon a “change in control.” The Committee may provide for different vesting for any option granted under the Award Plan.

In no event may options for more than 500,000 shares of Common Stock be granted to any individual under the Award Plan during any fiscal year period.

Stock Appreciation Rights.    A recipient of stock appreciation rights (“SARs”) will receive, upon exercise, a payment (in cash or in shares of Common Stock) based on the increase in the fair market value of a share of Common Stock between the date of grant and the date of exercise. SARs may be granted in connection with options or other Awards granted under the Award Plan or may be granted as independent Awards. The Award Plan limits the maximum term for the exercise of a SAR to a period not longer than ten years from the date of grant. In no event may SARs for more than 500,000 shares of Common Stock be granted to any individual under the Award Plan during any fiscal year period.

Restricted Awards.    Restricted Awards may take the form of restricted shares or restricted units. Restricted shares are shares of Common Stock that may be subject to forfeiture if the recipient terminates employment or service as an Advisor or non-employee Director during a specified period (the “Restriction Period”). Stock certificates representing restricted shares are issued in the name of the recipient, but are held by the Company until the expiration of the Restriction Period. From the date of issuance of restricted shares, the recipient is entitled to the rights of a stockholder with respect to the shares, including voting and dividend rights. Any right to receive dividends on restricted shares shall be subject to the same forfeiture requirements applicable to the restricted shares. Restricted units are Awards that entitle the recipient to receive a share of Common Stock or the fair market value of a share at some future date, which similarly may be subject to forfeiture if the recipient terminates employment or service as an Advisor or non-employee Director during the applicable Restriction Period. Unvested Restricted Awards generally may not be sold, assigned, transferred, pledged, encumbered or otherwise transferred, voluntarily or involuntarily, by the recipient.

At the expiration of the Restriction Period, payment with respect to restricted units is made in an amount equal to the fair market value of the number of shares of Common Stock covered by the restricted units. Payment may be in cash, unrestricted shares of Common Stock, or any other form approved by the Committee. Restricted Awards that are subject to forfeiture based solely on continued employment or passage of time shall vest over a period of at least three years, subject to certain exceptions set forth in the Award Plan.

Performance Awards.    Performance Awards are designated in units equivalent in value to a share of Common Stock. A Performance Award is subject to forfeiture if or to the extent that the Company, a subsidiary, an operating group, or the recipient, as specified by the Committee in the Award, fails to meet performance goals established for a designated performance period, which must have a duration of at least one year. Performance Awards earned by attaining performance goals are paid at the end of a performance period in cash, shares of Common Stock, or any other form approved by the Committee. The number of shares of Common Stock issuable with respect to Performance Awards granted to any individual executive officer may not exceed 150,000 shares for any calendar year.

Other Stock-Based Awards.    The Committee may grant other Awards that involve payments or grants of shares of Common Stock or are measured by or in relation to shares of Common Stock.

No Repricing or Exchanges.    Since the Company was formed in 2000, neither the Board nor the Committee has taken any action that resulted in the repricing, replacement or repurchase of out-of-the money Options, SARs or other Awards. No such action can be taken under the Plan without the approval of our stockholders.

Shares Subject to the Award Plan

If the amendment is approved by our stockholders at our 2014 Annual Meeting, there will be 4,853,512 shares available for issuance under the Award Plan as of March 28, 2014. If an Award under the Award Plan is cancelled or expires for any reason prior to becoming fully vested or exercised or is settled in cash in lieu of shares, or is exchanged for other Awards under the Award Plan, then all shares covered by such Awards will be made available for future Awards under the Award Plan. In the event of a change in the Company’s capitalization affecting the Common Stock, including a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, the Committee shall make such proportionate adjustments as it may determine, in its sole discretion to be appropriate as a result of such change, to the aggregate number of shares for which Awards may be granted under the Award Plan, the maximum number of shares which may be sold or awarded to any participant, the number of shares covered by each outstanding Award, and the price per share in respect of outstanding Awards.

Federal Income Tax Consequences

The following discussion summarizes the principal anticipated federal income tax consequences of Awards granted under the Award Plan, to participants and to the Company.

Incentive Stock Options.    A recipient of an option does not recognize taxable income upon the grant or exercise of an ISO. If no disposition of shares occurs within two years from the date of grant or within one year from the date of exercise, then (a) upon the sale of the shares, any amount realized in excess of the exercise price is taxed to the option recipient as long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction is allowed to the Company for federal income tax purposes. For purposes of computing alternative minimum taxable income, an ISO is treated as an NQO.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above, then (a) the recipient will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of the shares) over the exercise price thereof and (b) the Company would be entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain, as applicable, and does not result in any deduction for the Company. Any disqualifying disposition as described above will generally avoid the alternative minimum tax consequences of the exercise of an ISO.

Nonqualified Options.    No income is recognized by an option recipient at the time an NQO is granted. Upon exercise, (a) ordinary income is recognized by the option recipient in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation in the value of the shares after the date of exercise is treated as a short-term or long-term capital gain or loss, as applicable, and will not result in any deduction to the Company.

Payment of Exercise Price in Shares.    The Committee may permit participants to pay all or a portion of the exercise price for an option using previously acquired shares of Common Stock. If an option is exercised and payment is made in previously held shares (held for six months or longer), there is no taxable gain or loss to the participant other than any gain recognized as a result of the exercise of the option, as described above.

Stock Appreciation Rights.    The grant of a SAR to a participant will not cause the recognition of income by the participant. Upon exercise of a SAR, the participant will recognize ordinary income equal to the amount of cash payable to the participant plus the fair market value of any shares of Common Stock delivered to the participant. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of a SAR.

Restricted Awards and Performance Awards.    Generally, a participant will not recognize any income upon issuance of a Restricted Award or Performance Award that is subject to forfeiture. Generally, a participant will recognize ordinary income upon the vesting of Restricted Awards or Performance Awards in an amount equal to the amount of cash payable to the participant plus the fair market value of shares of Common Stock delivered to the participant. Dividends paid with respect to Awards during the Restriction Period will be subject to the same restrictions and will be taxable as ordinary income to the participant when, and if, the restrictions lapse. However, a participant may elect to recognize compensation income upon the grant of restricted shares, based on the fair market value of the shares of Common Stock subject to the Award at the date of grant. If a participant makes such an election, dividends paid with respect to the restricted shares will not be treated as compensation, but rather as dividend income at the time when the restricted shares vest. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant. If a participant who receives an Award of restricted shares makes the special election described above, the Company will not be entitled to deduct dividends paid with respect to the restricted shares.

Limitation on Deductibility of Certain Compensation.    Section 162(m) of the Internal Revenue Code generally makes nondeductible to the Company taxable compensation paid to a single individual in excess of $1 million in any calendar year if the individual is the Chief Executive Officer or one of the next four highest-paid executive officers (other than the Chief Financial Officer), unless the excess compensation is considered to be “performance based.” Among other requirements contained in Section 162(m), the material terms of a compensation plan in which such officers participate must be approved by stockholders for awards or compensation provided under the plan to be considered “performance based.” The Company may in the future consider structuring Awards to attempt to meet the requirements of Section 162(m) if it determines the action to be advisable.

Equity Compensation Plan Information

The following table provides information as of December 31, 2013 about the shares of Common Stock that may be issued upon the exercise of options under all of our equity compensation plans. These plans include the Award Plan, the Epitope, Inc. 1991 Stock Award Plan (the “1991 Plan”), and the Agritope, Inc. 1992 Stock Award Plan (the “Agritope Plan”). The Award Plan, the 1991 Plan and the Agritope Plan were Epitope equity compensation plans. In connection with the merger of Epitope and STC into the Company on September 29, 2000, the Award Plan was adopted by the Company, and the Company assumed the obligation to issue shares for the then outstanding stock options granted under the Award Plan, the 1991 Plan, and the Agritope Plan. Additional grants of equity compensation may only be made under the Award Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted-average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,145,566		$7.62		2,019,468	[1]
Equity compensation plans not approved by security holders	125,552	[2]	$4.42	[2]	—

Total	5,271,118				2,019,468

(1)	Represents shares remaining available for future issuance as of December 31, 2013 under the Award Plan.

(2)	Represents shares issuable as of December 31, 2013, under options at a weighted-average exercise price of $4.42 per share, pursuant to the 1991 Plan and the Agritope Plan.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2013 accompanies this Proxy Statement. Following receipt of a written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 28, 2014, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

Deadline For Stockholder Proposals

You may submit proposals for inclusion in the proxy materials for the Company’s 2015 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 12, 2014.

In addition, our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder proposal included in the proxy materials pursuant to the SEC’s rules and regulations. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf notice of the proposed business is made: (i) the name and address of the stockholder and such beneficial owner; (ii) any material interest of such stockholder and such beneficial holder in such business; (iii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by the stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and such beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose the business described in its notice; and (v) any other information relating to such business matter that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 11, 2014

EXHIBIT A

AMENDMENT TO THE

ORASURE TECHNOLOGIES, INC. 2000 STOCK AWARD PLAN

On March 24, 2014, the Company’s Board of Directors approved, and recommended for approval by stockholders, a 4,000,000 share increase in the number of shares authorized under the Company’s Stock Award Plan (the “Award Plan”). In order to reflect this increase in authorized shares, Section 4.2.2 of the Award Plan was amended and restated, subject to stockholder approval at the Company’s Annual Meeting of Stockholders on May 22, 2014, to read as follows:

“4.2.2 Number of Shares; Limits.

(a) The maximum number of Shares for which Awards may be granted under the Plan on or after May [    ], 2014, is [            ]*Shares, plus any Shares that become available as the result of the cancellation or expiration of any Award, subject to adjustment for changes in capitalization affecting the Corporation’s Common Stock pursuant to Section 14.2 of the Plan. Any Shares granted on or after May [    ], 2014 in connection with Options and Stock Appreciation Rights shall be counted against this limit on the basis of one Share for each Share subject to such Option or Stock Appreciation Right. Any Shares granted on or after May [    ], 2014 in connection with Restricted Awards, Performance Awards or Other Stock-Based Awards shall be counted against this limit on the basis of one and a half Shares for every one Share granted in connection with such Awards.

(b) The maximum number of Shares that may be issued pursuant to paragraph (a) above on or after May [    ], 2014 pursuant to Incentive Stock Options, is [            ]*Shares, subject to adjustment for changes in capitalization affecting the Corporation’s Common Stock pursuant to Section 14.2 of the Plan.

*	To equal 4,000,000 Shares plus the number of Shares available for issuance under the Plan immediately prior to this amendment becoming effective after the Annual Meeting.

1

OraSure Technologies, Inc.

2014 Annual Meeting of Stockholders

Thursday, May 22, 2014

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Stockholders.

The Notice and Proxy Statement and 2013 Annual Report to Stockholders

are available at www.proxyvote.com.

M71688-P50192

PROXY

2014 Annual Meeting of Stockholders

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Jerrett and Mark L. Kuna, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2014 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), to be held at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015 on Thursday, May 22, 2014, at 10:00 a.m. (local time), and at any adjournment(s) or postponement(s) thereof, with all the powers undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted as specified on the reverse side or, if no specification is made, will be voted (i) FOR the election of the nominees listed on the reverse side as directors, (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2014, (iii) FOR the advisory (non-binding) vote to approve executive compensation of the Company’s named executive officers; and (iv) FOR the amendment to the Company’s Stock Award Plan. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)

220 EAST FIRST STREET BETHLEHEM, PA 18015

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OSUR2014

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M71687-P50192	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORASURE TECHNOLOGIES, INC.		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	The Board of Directors recommends you vote FOR each of the following nominees:	☐	☐	☐
1. ELECTION OF DIRECTORS
Class II (Term Expiring 2017)
Nominees:
01) Ronny B. Lancaster
02) Roger L. Pringle
03) Ronald H. Spair
	The Board of Directors recommends you vote FOR items 2, 3 and 4.						For	Against	Abstain
	2. Ratification of Appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year 2014.						☐	☐	☐
	3. Advisory (Non-Binding) Vote to Approve Executive Compensation.						☐	☐	☐
	4. Amendment to Stock Award Plan.						☐	☐	☐
	Mark Here for Address Changes or Comments			☐
SEE REVERSE
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date